                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                                  by and among

                         LEND LEASE CORPORATION LIMITED,

                                  BFG-GP, INC.,

                         LEND LEASE (US) SERVICES, INC.,

                    LEND LEASE REAL ESTATE INVESTMENTS, INC.,

                        MIDLAND FINANCIAL HOLDINGS, INC.

                                       AND

                               MMA FINANCIAL, INC.

                               -------------------

                            DATED AS OF MAY 14, 2003

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                                TABLE OF CONTENTS

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ARTICLE I             DEFINITIONS; INTERPRETATION..................................................       1

         1.1               Defined Terms...........................................................       1

         1.2               Other Definitions........................................................     11

         1.3               Interpretation; Absence of Presumption...................................     12

         1.4               Headings; Definitions....................................................     12

ARTICLE II            THE SALE......................................................................     12

         2.1               The Sale.................................................................     12

         2.2               Purchase Price...........................................................     13

         2.3               Purchase Price Adjustment................................................     13

         2.4               Closing; HUD TPA Closings................................................     14

         2.5               Closing Deliveries by Purchaser..........................................     15

         2.6               Closing Deliveries by Seller.............................................     15

         2.8               Adjustment for Failure to Obtain Certain Consents........................     16

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLING SUBS.................     16

         3.1               Organization and Qualification; Subsidiaries.............................     16

         3.2               Capitalization of the Transferred Entities...............................     17

         3.3               Authority Relative to this Agreement.....................................     17

         3.4               Consents and Approvals; No Violations....................................     17

         3.5               No Default...............................................................     18

         3.6               Financial Statements; Liabilities........................................     18

         3.7               Litigation...............................................................     19

         3.8               Permits..................................................................     19

         3.9               Employee Benefit Matters.................................................     19

         3.10              Broker's Fees............................................................     21

         3.11              Taxes....................................................................     21

         3.12              Tax Credit Business......................................................     23

         3.13              Real Property............................................................     25

         3.14              [Intentionally omitted]..................................................     25

         3.15              Intellectual Property and IT Resources...................................     25

         3.16              Absence of Certain Changes or Events.....................................     26

         3.17              Investors................................................................     26

         3.18              Compliance with Agreements; Material Agreements..........................     26
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         3.19              Insurance................................................................     28

         3.20              Fund General Partner and Fund Ownership..................................     28

         3.21              Entire Business; Sufficiency of Assets...................................     29

         3.22              Investment Company Act of 1940...........................................     29

         3.23              Bridging and Warehousing.................................................     29

         3.24              Investment Entity Fees...................................................     29

         3.25              No Other Representations or Warranties...................................     29

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................     30

         4.1               Organization and Qualification; Subsidiaries.............................     30

         4.2               Authority Relative to This Agreement.....................................     30

         4.3               Consents and Approvals; No Violations....................................     30

         4.4               Financing................................................................     30

         4.5               Broker's Fees............................................................     31

         4.6               Acquisition of Transferred Interests for Investment......................     31

ARTICLE V             COVENANTS.....................................................................     31

         5.1               Access to Books and Records..............................................     31

         5.2               Efforts..................................................................     32

         5.3               Further Assurances.......................................................     33

         5.4               Conduct of Business......................................................     33

         5.5               Preservation of Business.................................................     35

         5.6               Public Announcements.....................................................     35

         5.7               D&O Indemnification; Insurance...........................................     36

         5.8               Intercompany Accounts....................................................     37

         5.9               Termination of Intercompany Agreements...................................     37

         5.10              Guarantees; Commitments..................................................     37

         5.11              Use of Names, etc........................................................     38

         5.12              Obligations with Respect to Certain Entities.............................     38

         5.13              Tax Covenants............................................................     39

         5.14              Collection of Business Receivables and Developer Loans...................     39

         5.15              Funds Pending Capitalization.............................................     40

         5.16              Transferred Entity Restructuring.........................................     40

         5.17              Bridge Loans and Warehousing Line........................................     41

         5.18              Financial Statements.....................................................     41
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         5.19              HUD Approval Process.....................................................     41

         5.20              Approval of Transaction; No Solicitation of Competing Transaction........     42

         5.21              IT Transition Assistance.................................................     44

         5.22              Legal Opinion............................................................     45

         5.23              Ambac V..................................................................     45

ARTICLE VI            EMPLOYEE MATTERS COVENANTS....................................................     45

         6.1               Employees and Compensation...............................................     45

         6.2               Welfare Benefits Plans...................................................     47

                  (a)      49

                  (a)      49

ARTICLE VII           TAX MATTERS...................................................................     50

         7.1               Tax Indemnity by Seller..................................................     50

         7.2               Tax Indemnity by Purchaser...............................................     50

         7.3               Allocation of Certain Taxes..............................................     50

         7.4               Transfer Taxes...........................................................     51

         7.5               Filing Responsibility....................................................     51

         7.6               Refunds and Credits......................................................     51

         7.7               Tax Contests.............................................................     52

         7.8               Purchaser Consolidated, Combined and Unitary Returns.....................     53

         7.9               Seller Consolidated, Combined and Unitary Returns........................     53

         7.10              Cooperation and Exchange of Information..................................     53

         7.11              Tax Sharing Agreements...................................................     54

         7.12              Timing Differences.......................................................     54

         7.13              Disputes.................................................................     54

         7.14              Coordination.............................................................     54

         7.15              Survival.................................................................     54

         7.16              Tax Treatment of Payments................................................     54

         7.17              Escheat..................................................................     54

         7.18              Section 338(h)(10) Elections.............................................     55

ARTICLE VIII          CONDITIONS TO OBLIGATIONS TO CLOSE............................................     55

         8.1               Conditions to Obligation of Each Party to Close..........................     55

         8.2               Conditions to Purchaser's Obligation to Close............................     55

         8.3               Conditions to Seller's and the Selling Subs' Obligation to Close.........     56
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         8.4               Conditions to Seller's, the Selling Subs' and Purchaser's Obligations
                           to Effect the HUD TPA Closing............................................     56

ARTICLE IX            TERMINATION...................................................................     56

         9.1               Termination..............................................................     56

         9.2               Procedure and Effect of Termination; Break-Fee...........................     57

ARTICLE X             SURVIVAL AND INDEMNIFICATION..................................................     58

         10.1              Survival Periods.........................................................     58

         10.2              Indemnification by Seller and each Selling Sub...........................     58

         10.3              Indemnification by Purchaser and Purchaser Sub...........................     58

         10.4              Third-Party Claims.......................................................     59

         10.5              Limitations..............................................................     59

         10.6              Tax Indemnification Matters..............................................     59

         10.7              Mitigation...............................................................     59

ARTICLE XI            MISCELLANEOUS.................................................................     60

         11.1              Counterparts.............................................................     60

         11.2              Governing Law; Jurisdiction and Forum; Waiver of Jury Trial..............     60

         11.3              Entire Agreement.........................................................     60

         11.4              Expenses.................................................................     60

         11.5              Notices..................................................................     61

         11.6              Parent Guarantee.........................................................     61

         11.7              Successors and Assigns...................................................     62

         11.8              Third-Party Beneficiaries................................................     62

         11.9              Amendments and Waivers...................................................     62

         11.10             Specific Performance.....................................................     62

         11.11             Severability.............................................................     62
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Exhibits

Exhibit A         Information Technology and Transition Services Agreement
Exhibit B         Boston Office Sublease Agreement Term Sheet
Exhibit C         Legal Opinion

Schedules

Schedule A        Pre-Closing Reorganization Steps
Seller Disclosure Schedule

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

                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of May 14, 2003, by and among Lend Lease Corporation Limited, a corporation organized under the laws of New South Wales ("Seller"), BFG-GP, Inc., a Massachusetts corporation ("BFG-GP"), Lend Lease (US) Services, Inc., a Delaware corporation ("LLUS"), Lend Lease Real Estate Investments, Inc, a Delaware corporation ("LLREI" and together with BFG-GP, and LLUS, the "Selling Subs"), Midland Financial Holdings, Inc., a Florida corporation ("Purchaser"), and MMA Financial, Inc., a Delaware corporation ("Purchaser Sub").

                                    RECITALS

         WHEREAS, Seller, through its direct and indirect Subsidiaries, operates a housing and community investment business that sponsors investments in real estate projects eligible for Tax Credits (as defined herein) and Historic Credits (as defined herein); aggregates, syndicates and manages the Funds (as defined herein); and manages portfolios of tax-credit and otherwise assisted multifamily and other tax-credit and otherwise assisted properties (collectively, the "Business");

         WHEREAS, the Selling Subs own certain interests (the "Transferred Interests") in each of the entities listed in Section 2.1(a) of the Seller Disclosure Schedule (each a "Transferred Entity" and all Transferred Entities together with their Subsidiaries, collectively the "Transferred Entities"), as indicated in Section 2.1(a) of the Seller Disclosure Schedule;

         WHEREAS, the Business comprises the Transferred Entities, the Investment Entities (as defined herein) and the Project Partnerships (as defined herein);

         WHEREAS, Seller desires that the Selling Subs, and the Selling Subs desire to, sell and transfer, and Purchaser and Purchaser Sub desire to purchase, the Transferred Interests for the consideration set forth below, subject to the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I

                           DEFINITIONS; INTERPRETATION

         1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

         "Acquisition Proposal" shall mean any of the following, whether occurring directly or indirectly (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Business (or involving Transferred Entities which in the aggregate represent more than 20% of the assets or revenues of the Business; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities of the Business in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "Action" shall mean any action, claim, suit, arbitration, inquiry, litigation, proceeding, or governmental or regulatory investigation.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

         "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, of which any of the Transferred Entities has been or is a member.

         "Australian GAAP" shall mean generally accepted accounting principles in Australia as in effect at the time any applicable financial statements were prepared.

         "Benefit Plan" shall mean any "employee benefit plan," as defined in
Section 3(3) of ERISA (whether or not subject to ERISA), and each other profit-sharing, bonus, stock option, stock purchase, stock ownership, incentive, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by Seller, the Selling Subs, any Transferred Entity or any of their respective Affiliates, or pursuant to which any of them may have any liability which covers any Transferred Entity Employees or Former Transferred Entity Employees or their dependants and beneficiaries with respect to service as an employee or contractor of any Transferred Entity.

         "Books and Records" of any Person shall mean originals (where available or where the Transferred Entity is the payee) or copies of all files, documents, instruments, papers, correspondence, books and records, whether in hard copy, electronic copy, or electronic storage, relating to the Business, operations, conditions of (financial or other), transactions under consideration, transactions proceeding to a closing, transactions which have been closed, results of operations and assets and properties of such Person, including but not limited to the following: financial statements, budgets, pricing guidelines, ledgers, journals, correspondence and electronic mail, hand-written notes, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, sales and promotional literature, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies and plans, due diligence materials, organizational documents of entities to which Seller, the Selling Subs, the Transferred Entities, the Investment Entities or any of their respective Affiliates is a party, closing binders, promissory notes, loan documents, draw requests, Tax Returns and related work papers including tax information for all Project Partnerships and letters from accountants.

         "Boston Office Sublease Agreement" shall mean the sublease agreement between Seller and Purchaser, dated as of the date hereof and substantially on the terms set forth in Exhibit B hereto, relating to a portion of the premises covered by the Lease Agreement between Metropolitan Life Insurance Company, as Landlord, and The Boston Financial Group Limited Partnership, as Tenant, dated February 29, 1988, with respect to space in the building located at 101 Arch Street, Boston, Massachusetts, and all amendments and subleases thereto in effect as of the date of this Agreement.

         "Bridge Loan" shall mean any loan from Seller, a Selling Sub, or any of their Affiliates, to a Fund for the purpose of enabling such Fund to pay any expense or fees (other than expenses and fees that are

                                       2

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Business Receivables), or to make a loan or capital contribution to a Project
Partnership, other than a Warehousing Line loan or a Third-Party Bridge Loan.

         "Business Day" shall mean any day on which banks are required to be open to conduct business in New York.

         "Business Receivables" shall mean all receivables of the Business owed to any Transferred Entity, other than (i) contingent general partnership fees and asset management fees for which there is an offsetting liability or reserve on the applicable balance sheet, (ii) Developer Loans, and (iii) Bridge Loans.

         "Claim" shall mean any Actions, causes of action, judgments, executions and demands in law or in equity.

         "COBRA Continuation Coverage" means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of October 16, 2002, by and between Seller and Parent, and any amendments thereto.

         "Contract" shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied).

         "Credit Amount" shall mean the aggregate amount outstanding under the Bridge Loans and the Warehousing Line, including any interest accrued thereon, as of the Closing Date.

         "Developer Loans" shall mean loans typically advanced during the pre-development period by Seller, Selling Subs or their Affiliates to a Project Partnership, a Local General Partner or one of its Affiliates, or any other entity that has formed or is anticipated to form or sponsor a Project Partnership.

         "Employment Agreement" shall mean a contract, offer letter or agreement of Seller, any Selling Sub or any Transferred Entity with any Transferred Entity Employee or Former Transferred Entity Employee pursuant to which such Transferred Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, including any restrictive covenant agreement with a Transferred Entity Employee.

         "Environmental Laws" shall mean any Law relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal, manufacturing, processing, distribution, use, generation, containment or management of Hazardous Materials; to the actual exposure of persons to, or the actual release of, Hazardous Materials; including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA"), and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable foreign, state and local laws and all rules, regulations and guidance documents

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promulgated pursuant thereto or published thereunder, and with regard to any record keeping, notification, disclosure and reporting requirements required thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

         "Former Transferred Entity Employee" shall mean an individual who is not a Transferred Entity Employee but who was, at any time before the Closing, employed by Seller and its Affiliates and whose final employment with Seller and its Affiliates consisted of performing services for the Business.

         "Fund" shall mean a limited partnership or a limited liability company created to raise capital from third-party investors and to invest directly or indirectly in Project Partnerships, other than Warehousing Entities.

         "Governmental Entity" shall mean any court, arbitral, or tribunal, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority or agency.

         "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as or has the potential to be hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; polychlorinated biphenyls; lead and lead-based paints; and radon.

         "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996.

         "Historic Credits" shall mean tax credits available to a qualified taxpayer under Section 47 of the Code and comparable state tax credits for historic properties.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "HUD" shall mean the U.S. Department of Housing and Urban Development, acting through any authorized representative.

         "HUD Financing" shall mean a loan that HUD or RHS insures, assists, or holds, or any project-based Section 8 rental assistance.

         "HUD TPA Entity" shall mean any entity for which the transfer of control or ownership to Purchaser requires TPA Approval, each such entity being identified on Section 2.4(b) of the Seller Disclosure Schedule.

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         "HUD Transferee" shall mean Seller, any Selling Sub or any Transferred
Entity to the extent such person holds any interests in a HUD TPA Entity.

         "Information Technology and Transition Services Agreement" shall mean the Information Technology and Transition Services Agreement in the form attached as Exhibit A.

         "Intangible Property" shall mean all IT Resources and Intellectual Property (including any goodwill therein) relating to the Business and all rights, privileges, claims, causes of action and options related to or used in or held for use by the Business relating to Intellectual Property.

         "Intellectual Property" means all United States and foreign patents, registered and material unregistered trademarks, trade names, service marks, domain names, copyrights and any applications therefor or registrations thereof, technology, know-how, processes, formulae, methods, schematics, trade secrets, computer software programs or applications (including source codes), data bases and applications thereto, business and marketing plans, and tangible or intangible proprietary information or materials, including, in each case, all related documentation and all other names and slogans used in the operation of the Business, and disaster recovery plans, system documentation, application documentation, operational and security documentation and business continuity plans; certain Boston Financial marks, including but not limited to The Boston Financial Group, BFG, Boston Financial or any derivations thereof, will be specifically included; provided, however, that Intellectual Property shall not include any right, title or interest in or to the name Lend Lease, LLREI or any derivations thereof, except as provided in Section 5.11.

         "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

         "Investment Entity" shall mean any Fund or Warehousing Entity.

         "IRS" shall mean the United States Internal Revenue Service.

         "IT Resources" shall mean all equipment, hardware and software related to personal computers, servers, mainframes, all related hardware and peripherals used to support such equipment and hardware, all software and applications used on such equipment (including licenses related thereto), and all documentation relating thereto.

         "Law" shall mean any federal, state, local, municipal, or foreign law, treaty, statute, ordinance, rule, regulation, judgment, ruling, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

         "Liens" shall mean all liens, pledges, charges, claims, security interests, deeds of trust, deeds to secure debt, mortgages, proxies, voting trusts or agreements, purchase agreements, options, title defects, easements, restrictions on title or transfer or other encumbrances obligations, understandings and agreements of any nature whatsoever, whether consensual, statutory, by operation of law or otherwise.

         "Local General Partner" shall mean the general partner or managing member of a Project Partnership.

         "Losses" shall mean all losses, costs, charges, expenses, (including interests and penalties recovered by a third-party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights arising under this Agreement) obligations,

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

liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, Actions, causes of action, assessments, or deficiencies (excluding punitive, special, exemplary, consequential, incidental or indirect damages unless payable to a third party).

         "Material Adverse Effect" shall mean a material adverse change or event or effect that is or would reasonably be expected to result in a material adverse change, to the business, assets, liabilities, results of operations or financial condition of the Business taken as a whole; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein; (ii) financial market fluctuations or conditions (including changes in interest rates); (iii) conditions affecting the tax credit syndication industry, generally; (iv) any reduction in assets under management (excluding any reduction resulting from the failure to comply with the provisions of Section 5.4 hereof); (v) any changes in tax, securities or other applicable laws; (vi) any action, omission, change, effect, circumstance or condition permitted by this Agreement or attributable to the execution, performance or announcement of this Agreement or the transactions contemplated hereby or (vii) acts of terrorism, war (whether or not declared) or the like.

         "Material Assets" shall mean all Contracts, assets, facilities, services and properties that are material to the Business.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         "NASD" shall mean the National Association of Securities Dealers, Inc., NASD Regulation, Inc. or the Nasdaq Stock Market, Inc., as the context requires.

         "Parent" shall mean Municipal Mortgage & Equity, LLC.

         "Person" shall mean a person, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

         "Post-Closing Period" shall mean any taxable period (or portion thereof) beginning after the Closing Date.

         "Pre-Closing Period" shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date.

         "Project Partnership" shall mean a partnership or limited liability company in which an Investment Entity is or is expected to be a direct or indirect partner or member and which owns, or will acquire, rehabilitate, construct, own and/or operate a multifamily housing or other commercial real estate project from which such Investment Entity expects to receive Tax Credits or Historic Credits.

         "Project Partnership Fee" shall mean any on-going, recurring or periodic amount payable by a Project Partnership to an Investment Entity in the nature of an asset management fee, a priority distribution from cash flow, or any similar payment under any of the applicable Project Partnership Investment Documents.

         "Project Partnership Investment Documents" shall mean the partnership agreement or limited liability company operating agreement, as applicable, for each Project Partnership and all documents executed in connection with the Investment Entity's investment in such Project Partnership.

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

         "Purchaser 401(k) Plan" shall mean the Municipal Mortgage & Equity, LLC 401(k) Retirement and Savings Plan, as sponsored by Purchaser, a copy of which has been provided by Purchaser to Seller.

         "Required Governmental and Stockholder Approvals" shall mean, to the extent required to consummate the transactions hereunder, (i) approval of the Seller's stockholders pursuant to the rules of the Australian Stock Exchange (only to the extent that Seller shall have received legal advice to the effect that such approval is required or advisable), (ii) approvals required by the HSR Act and any antitrust, competition or investment laws, or regulations promulgated by a foreign national or supra-national authority; and (iii) filing, obtaining, or the occurrence of, as applicable, all other authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (other than the HSR Act) in connection with this Agreement or the consummation of the transactions contemplated thereby, the failure of which to file, obtain or occur would, individually or in the aggregate, result in a Material Adverse Effect.

         "Required Third-Party Consents" shall mean those consents listed on
Section 3.4(b) of the Seller Disclosure Schedule.

         "RHS" shall mean the Rural Housing Service of the U.S. Agriculture Department, or any of its predecessor or successor agencies.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Self-Regulatory Organization" shall mean, with respect to any Transferred Entity, the NASD, the New York Stock Exchange, the American Stock Exchange, the Municipal Securities Rulemaking Board or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Transferred Entity is subject.

         "Seller FSAs" shall mean the following component programs that are aggregated to form part of the Lend Lease (US) Welfare Benefits Plan and that are offered Transferred Entity Employees and Former Transferred Entity
Employees: (i) the Lend Lease Employee Benefit Services, Inc. Premium Payment Plan; (ii) the Lend Lease Employee Benefit Services, Inc. Health Care Spending Account Plan; (iii) the Lend Lease Employee Benefit Services, Inc. Dependent Care Spending Account Plan; and (iv) the Lend Lease Real Estate Investments, Inc. Qualified Transportation Expenses Account Plan. These component programs are referred to as "Benefit Options" under the terms of the Lend Lease (US) Welfare Benefits Plan.

         "Seller FY '02 LTIP" shall mean the Lend Lease Executive Long Term Incentive Plan for the fiscal year beginning on July 1, 2002.

         "Seller FY '02 Retention Plan" shall mean the Lend Lease Corporation Incentive Retention Plan for the fiscal year beginning on July 1, 2002.

         "Seller Group Health Plan" shall mean all of the Lend Lease Real Estate Investments, Inc. Code Section 105 group health plan component programs of the Lend Lease (US) Welfare Benefits Plan. These component programs are referred to as "Benefit Options" under the terms of the Lend Lease (US) Welfare Benefits Plan.

         "Seller Severance Plan" shall mean the Lend Lease (US) Severance Pay Plan component program of the Lend Lease (US) Welfare Benefits Plan.

         "Straddle Period" shall mean any taxable period beginning before and ending after the Closing Date.

         "Subsidiary" shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls any securities or other interests; provided, however, that with respect to any Transferred Entity, the term Subsidiary shall not include any Investment Entity or Project Partnership.

         "Superior Competing Acquisition Proposal" shall mean a bona fide written proposal that was not invited, initiated, solicited or encouraged, directly or indirectly, by Seller or any of its Affiliates or representatives for an Acquisition Proposal made by a third party which a majority of the Seller's board of directors determines after consultation with its financial advisor, in good faith, taking into account financial considerations and other relevant factors, including relevant legal, financial, tax, regulatory and other aspects of such proposal, and the conditions, prospects and time required for completion of such proposal, to be more favorable than the transactions contemplated by this Agreement.

         "Tangible Personal Property" shall mean all furniture, fixtures, equipment, machinery, computers, vehicles, structures and other tangible personal property, and all leases or subleases of tangible personal property, in each case used in the Business, together with any reports, licenses, permits deposits related thereto.

         "Tax" shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or assessment, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

         "Tax Claim" shall mean any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII.

         "Tax Credits" shall mean the low-income housing tax credits generated by investments in Project Partnerships as provided by Section 42 of the Code and comparable state credits for low income housing properties.

         "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TCALP" shall mean BF Institutional Tax Credits Acquisitions, LP.

         "Third-Party Bridge Loan" shall mean any loan from any Person, other than Seller, a Selling Sub, or any of their Affiliates, to an Investment Entity for the purpose of enabling such Investment Entity to pay any expense, or to make a loan or capital contribution to a Project Partnership, other than a Warehousing Line loan or a Bridge Loan.

         "Third-Party Intellectual Property Rights" shall mean the rights of any third party to Intellectual Property.

         "Third-Party Investor" shall mean any Person deemed (a) an "accredited investor" within the meaning of Regulation D under the Securities Act who invests in a Fund or (b) a non-accredited investor who invests in a Fund that is
(i) a public tax credit partnership or (ii) a partnership created before the 1986 Tax Reform Act.

         "TPA" shall mean HUD's Transfer of Physical Assets process.

         "TPA Approval" shall mean approval of a TPA by HUD or any other applicable Governmental Entity (including, without limitation, RHS).

         "Transferred Entity Employee" shall mean an individual who is listed on
Section 6.1(a) of the Seller Disclosure Schedule and who is, immediately before the Closing, actively employed by any Transferred Entity (including any employees on short-term but not long-term disability or other leaves of absence).

         "Treasury Regulations" shall mean the United States Income Tax Regulations including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

         "2002 Pro Forma Balance Sheet" shall mean the Lend Lease HCI Pro Forma Balance Sheet at 31 December 2002 included in Section 3.6(a) of the Seller Disclosure Schedule.

         "U.S. GAAP" shall mean generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared.

         "Warehouse Asset" shall mean the partnership interest in a Project Partnership owned directly or indirectly by a Warehousing Entity.

         "Warehousing Entity" shall mean an entity that serves as an interim limited partner or member of a Project Partnership pending replacement of such Warehousing Entity by a Fund, which, as of the date of this Agreement with respect to Seller, shall mean TCALP.

         "Warehousing Line" shall mean interim financing provided to enable a Warehousing Entity directly or indirectly to make loans and/or capital contributions to a Project Partnership pending the replacement of such Warehousing Entity by a Fund.

         "Welfare Benefits" shall mean the types of benefits described in
Section 3(1) of ERISA (whether or not covered by ERISA).

         "Welfare Plan" shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a "payroll practice," any group health plan within the meaning of Section 105 of the Code, any cafeteria plan within the meaning of Section 125 of the Code, any dependent care assistance program within the meaning of Section 129 of the Code, any adoption assistance plan within the meaning of Section 137 of the Code, any tuition assistance plan within the meaning of Section 127 of the Code, and any qualified transportation plan within the meaning of Section 132 of the Code.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

         1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Accountant..........................      Section 2.3(d)
Adjustment Certificate..............      Section 2.3(b)
Adjustment Report...................      Section 2.3(e)
ADSP................................      Section 7.17
Agreement...........................      Preamble
Asset Management Agreement..........      Section 2.8
Assigned Contracts..................      Section 3.18(f)
Boston Office Sublease
   Agreement Term Sheet.............      Exhibit B
Business............................      Recitals
Change in the Seller
   Recommendation...................      Section 5.20(a)
Closing.............................      Section 2.1(a)
Closing Date........................      Section 2.4
Closing Payment.....................      Section 2.3(a)
Controlling Party...................      Section 7.7(c)
Covered Employees...................      Section 6.2(h)
Determination.......................      Section 7.17
Developer Loan Buyout Price.........      Section 5.14(d)
Dispute Notice......................      Section 2.3(c)
D&O Indemnified Party...............      Section 5.7(b)
Excluded Taxes......................      Section 7.1
Financial Statements................      Section 3.6(a)
Guarantees..........................      Section 5.10(a)
HUD TPA Closing.....................      Section 2.4(b)
HUD TPA Closing Date................      Section 2.4(b)
Information Technology and
   Transition Services
   Agreement........................      Exhibit A
Indemnified Parties.................      Section 10.3
Indemnifying Party..................      Section 10.4
Investment Entity Fees .............      Section 3.24
Investment Entity General
   Partner..........................      Section 3.20(a)
Investment Entity
   Organizational Document..........      Section 3.20(b)
Investment Entity Owner.............      Section 3.20(a)
Legal Opinion.......................      Exhibit C
LTIP................................      Section 6.1(c)
MIAP Payment........................      Section 6.1(d)
Multiple Employer Plan..............      Section 3.9(c)
Non-Controlling Party...............      Section 7.7(c)
Non-Substituted Guarantee...........      Section 5.10(d)
Order...............................      Section 8.1(a)
Outside Date........................      Section 9.1(b)
Permits.............................      Section 3.8
Purchase Price......................      Section 2.3(a)
Purchaser...........................      Preamble
Purchaser Disclosure
   Schedule.........................      Article IV
Purchaser Flex Plans ...............      Section 6.2(h)
Purchaser Indemnified
   Parties..........................      Section 10.2
Purchaser Sub.......................      Preamble
Purchaser Tax Indemnitee............      Section 7.1
Real Property Leases................      Section 3.13(a)
Receivables Buyout Price............      Section 5.14(d)
Required Third-Party
   Consents.........................      Section 3.4(b)
Resolution Period...................      Section 2.3(d)
Retention Plan......................      Section 6.1(c)
Review Period.......................      Section 2.3(c)
Selected Items Balance Sheet........      Section 2.3(b)
Selected Net Assets.................      Section 2.3(b)
Seller..............................      Preamble
Seller Board Approval...............      Section 3.3(b)
Seller DCP..........................      Section 6.1(h)
Seller Disclosure Schedule..........      Article III
Seller Share Plan...................      Section 6.1(g)
Seller Indemnified Parties..........      Section 10.3
Seller Investment Plan .............      Section 3.9(a)
Seller Profit Sharing Plan..........      Section 3.9(a)
Seller STIC Plans...................      Section 6.1(e)
Seller Stockholder Approval.........      Section 5.20(a)
Seller Stockholders Meeting.........      Section 5.20(a)
Seller Tax Indemnitee...............      Section 7.2
Selling Subs........................      Preamble
Significant Client..................      Section 3.17
Statement of Selected Assets........      Section 2.3(b)
Subsequent Loss.....................      Section 7.6(c)
Substituted Guarantees..............      Section 5.10(c)
Tax Adjustment......................      Section 7.12
Tax Proceeding......................      Section 7.7(b)
2530 Entities.......................      Section 5.19(d)
338(h)(10) Election.................      Section 7.17
338(h)(10) Election
   Allocations......................      Section 7.17
338(h)(10) Election
   Subsidiaries.....................      Section 7.17
Transferred Entities................      Recitals
Transferred Interests...............      Recitals
Transfer Tax Party..................      Section 7.4
Transfer Taxes .....................      Section 7.4
Uncollected Business
    Receivables.....................      Section 5.14(d)
Uncollected Developer Loans.........      Section 5.14(e)

         1.3 Interpretation; Absence of Presumption. (a) For the purposes of this Agreement, "to the knowledge of Seller" shall mean the actual knowledge, without independent investigation, of the employees identified in Section 1.3 of the Seller Disclosure Schedule. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.

         (b) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified,
(iii) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and
(vii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

         (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         1.4 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II

                                    THE SALE

         2.1      The Sale.

         (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), the Selling Subs shall (and Seller shall cause the Selling Subs to) sell, transfer, assign, convey and deliver to Purchaser and Purchaser Sub (or any Affiliate of Purchaser designated by Purchaser), and Purchaser and Purchaser Sub shall (or shall cause one or more Affiliates of Purchaser to) purchase, acquire and accept from the Selling Subs, free and clear of all liens, all of the Selling Subs' right, title and interest in and to the Transferred Interests.

         (b) The transfer of the Transferred Interests shall be effected in accordance with the steps set forth on Schedule A.

         (c) Prior to the Closing, the Selling Subs shall cause all (i) Business Receivables, (ii) Developer Loans, (iii) Bridge Loans, (iv) Warehouse Assets and (v) the HUD TPA Entities to be transferred as set forth on Schedule A.

         2.2      Purchase Price.

         Purchaser and Seller agree to allocate the Purchase Price (as adjusted pursuant to this Agreement) among the Transferred Entities in accordance with
Section 1060 of the Code, which allocation shall be reasonable, based on fair market values, consistent with the Code and based on an initial proposal prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing Date. Seller shall have thirty (30) days to notify Purchaser of any dispute of such allocation, otherwise Seller shall be deemed to have accepted such allocation. If Seller disputes the allocation, Purchaser and Seller shall cooperate in good faith to resolve such dispute, but shall not be obligated to resolve such dispute. If the parties agree to an allocation, Purchaser and Seller shall not take any position inconsistent with such treatment and allocation in connection with their respective Tax Returns and other filings (including Internal Revenue Service Forms 8023 and 8594), except as otherwise required pursuant to a "determination" (within the meaning of Section 1313(a) of the Code). If the parties fail to agree to an allocation, each of Purchaser and Seller shall use its own allocation.

         2.3      Purchase Price Adjustment.

         (a)      Subject to the adjustments set forth in Section 2.3 and
Section 2.8 of this Agreement, the aggregate purchase price (the "Purchase Price") for the Transferred Interests is $102,000,000 (the "Closing Payment").

         (b) As promptly as practicable, but no more than 90 calendar days following the Closing Date, Seller will cause to be prepared and delivered to Purchaser (i) the balance sheet of the Business as of the Closing Date relating to the selected line items set forth in Section 2.3(b) of the Seller Disclosure Schedule (the "Selected Items Balance Sheet"), which, except as set forth in
Section 2.3(b) of the Seller Disclosure Schedule, shall be prepared in accordance with the 2002 Pro Forma Balance Sheet and with Australian GAAP applied on a basis consistent with the preparation of the 2002 Pro Forma Balance Sheet; and (ii) a certificate signed by a senior officer of Seller (the "Statement of Selected Assets"), setting forth the net assets of the selected line items of the Business as of the Closing Date ("Selected Net Assets"), together with supporting calculations (the "Adjustment Certificate").

         (c) Purchaser shall have 20 days from the date on which the Selected Items Balance Sheet and the Adjustment Certificate are delivered to it to review such documents (the "Review Period"). Purchaser may in good faith dispute any amount reflected in the Selected Items Balance Sheet on or prior to the last day of the Review Period by delivering a notice to Seller setting forth, in reasonable detail, the basis for such dispute (the "Dispute Notice"). If no Dispute Notice is received by Purchaser on or prior to the last day of the Review Period, the Selected Items Balance Sheet and the Adjustment Certificate shall be deemed accepted by Purchaser and shall be final and binding. In the event that Purchaser delivers a Dispute Notice to Seller, Purchaser will promptly thereafter pay to Seller any undisputed portion of the amount that would be payable pursuant to Section 2.3(f), with interest on such amount as provided in Section 2.3(g). All payments made by Purchaser pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller for such purpose.

         (d) For 15 days after receipt of a Dispute Notice (or such longer period as the parties may agree) (the "Resolution Period"), the parties shall endeavor in good faith to resolve by mutual agreement their differences concerning any amounts in dispute in the Dispute Notice and any resolution by them as to any disputed amounts shall be final, binding, and conclusive. In the event the parties are unable to resolve by mutual agreement any amounts remaining in dispute on the Dispute Notice within the Resolution Period, then the parties shall engage and such dispute shall be submitted to Deloitte & Touche LLP or if Deloitte & Touche LLP is unable or unwilling to serve, the parties shall, within 15 days after the expiration of the Resolution Period, agree on an alternate firm of nationally recognized independent public accounts (the "Accountant") selected by Seller and Purchaser. If Seller and Purchaser are unable to agree on the Accountant, then each of Seller and Purchaser shall have the right to request the American Arbitration Association to appoint an Accountant who shall not have had a material relationship with Seller, Purchaser or any of their respective Affiliates within the past 2 years. Each party agrees to execute, if requested by Accountant, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Accountant shall be borne pro rata as between Seller, on the one hand, and Purchaser, on the other, in proportion to the allocation made by Accountant of the dollar amount of the amounts remaining in dispute between Seller and Purchaser, such that the prevailing party pays the lesser proportion of the fees and expenses. The Accountant shall act as an arbitrator to determine, based solely on the provisions of this Section 2.3 and the presentations by Seller and Purchaser, and not by independent review, only the amounts still in dispute on the Selected Items Balance Sheet and only as to whether such amounts were arrived at in conformity with this Section 2.3. The Accountant will be instructed that its determination of the amount of each disputed item may not exceed the higher of Seller's position or Purchaser's position nor be lower than the lesser of Seller's position or Purchaser's position with respect to each such item. Notwithstanding anything else contained herein, the Accountant is expressly without jurisdiction to, and shall not, enter any Award which, addresses any issues beyond the amounts in dispute pertaining to this Section 2.3.

         (e) The Accountant's determination shall be made within 30 days of its selection, shall be set forth in a written statement delivered to Seller and Purchaser (the "Adjustment Report"). If following resolution of any disputed amounts by Accountant, the aggregate net effect of such resolved amounts is less than $75,000, then all amounts that were initially in dispute shall be deemed to have been resolved in favor of the calculation of the amounts listed on the Selected Items Balance Sheet and the Adjustment Certificate delivered by Seller to Purchaser (without regard to the final determination by the Accountant). The Adjustment Report shall be final and binding upon Purchaser and Seller, shall be deemed a final arbitration award that is binding on each of Purchaser and Seller, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having jurisdiction over the party against which such determination is to be enforced.

         (f) Effective upon the later of five Business Days after the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), (i) Seller shall pay to Purchaser the amount, if any, by which the Selected Net Assets is less than $2,760,590 or (ii) Purchaser shall pay to Seller the amount, if any, by which the Selected Net Assets is greater than $2,760,590. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by Purchaser or Seller, as the case may be, at least two Business Days prior to the applicable payment date and shall include interest as provided in this Section 2.3(f).

         (g) Any interest payable pursuant to Section 2.3(b) or 2.3(f) shall be at a fixed annual rate equal to 200 basis points over the "Prime Rate" as reported in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date over 365 days.

         2.4      Closing; HUD TPA Closings .

         (a) The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date").

         (b) Subject to the terms and conditions of this Agreement, the closing of each of the transactions contemplated hereby with respect to each HUD TPA Entity set forth in Section 2.4(b) of the Seller Disclosure Schedule (each, a "HUD TPA Closing") shall take place at the offices of Wachtell, Lipton, Rosen, and Katz, 51 West 52nd Street, New York, New York, 10019, as promptly as practicable after the satisfaction (or waiver) of the conditions to the HUD TPA Closing set forth in Section 8.4 of this Agreement for each HUD TPA Entity (the date on which a HUD TPA Closing occurs is referred to herein as a "HUD TPA Closing Date"), or at such other place or time as the parties hereto may mutually agree.

         (c) At each HUD TPA Closing, each applicable HUD Transferee shall deliver free and clear of all Liens all of such HUD Transferee's right, title and interest in and to the applicable HUD TPA Entity, to such entity as Purchaser may designate in accordance with any applicable Laws and in accordance with the organizational documents of the respective HUD TPA Entity.

         2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:

         (a) The Closing Payment, by wire transfer of immediately available funds, to an account designated by Seller at least two Business Days prior to the Closing Date;

         (b) The officer's certificate referred to in Section 8.3(c) of this Agreement;

         (c) Duly executed (i) Information Technology and Transition Services Agreement and (ii) Boston Office Sublease Agreement; and

         (d) Such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement.

         2.6 Closing Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser:

         (a) The officer's certificate referred to in Section 8.2(c) of this Agreement;

         (b) Duly executed (i) Information Technology and Transition Services Agreement and (ii) Boston Office Sublease Agreement;

         (c) Stock certificates, together with duly executed stock powers (affixed with all required stamps evidencing payment of transfer duties), evidencing the assignment and transfer of the Transferred Interests for those Transferred Entities that are corporations and applicable evidence of the assignment and transfer of the Transferred Interests represented by uncertificated partnership interests or limited liability company interests; and

         (d) Copies of any Required Third-Party Consents or Required Governmental and Stockholder Approvals procured by Seller.

         2.7 HUD TPA Closing Deliveries by Seller. At each HUD TPA Closing, Seller will deliver or cause to be delivered to Purchaser:

         (a) The officer's certificate referred to in Section 8.4(c) of this Agreement; and

         (b) Stock certificates, together with duly executed stock powers (affixed with all required stamps evidencing payment of transfer duties), evidencing the assignment and transfer of each respective HUD TPA Entity for those respective HUD TPA Entities that are corporations and applicable evidence of the assignment and transfer of the respective HUD TPA Entity interests represented by uncertificated partnership interests or limited liability company interests.

         2.8      Adjustment for Failure to Obtain Certain Consents.

         (a) If the consent of Fannie Mae required to assign and transfer the Restated Asset Management Agreement, dated July 1, 2000 between LLREI and Fannie Mae (the "Asset Management Agreement") to Purchaser and shall not have been obtained prior to the Closing, then (i) the Asset Management Agreement shall not be assigned or transferred to Purchaser at the Closing and (ii) the Purchase Price payable at the Closing shall be reduced by $2,000,000.

         (b) Subsequent to the Closing, Seller shall, with Purchaser's cooperation, continue to use their respective reasonable best efforts to obtain the consent necessary to assign and transfer the Asset Management Agreement. If such consent is obtained within 180 days of the Closing Date, then, on the second Business Day following the date on which such consent is obtained, (i) Seller shall assign and transfer the Asset Management Agreement to Purchaser;
(ii) Purchaser shall assume all liabilities and obligations to the extent related to the Asset Management Agreement; and (iii) Purchaser shall pay to Seller an amount in cash, by wire transfer of immediately available funds, equal to $2,000,000 to an account or accounts as designated by Seller in writing at least two Business Days prior to such transfer date.

         (c) For purposes of this Section 2.8, consent to assign and transfer the Asset Management Agreement shall be deemed to have been obtained by Seller so long as the consent is not conditioned upon or does not have a material adverse effect on the terms or provisions of, or rights or obligations related to, the Asset Management Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                              AND THE SELLING SUBS

         Except as set forth in the disclosure schedule delivered to Purchaser and Purchaser Sub prior to the execution of this Agreement (the "Seller Disclosure Schedule"), Seller and each Selling Sub jointly and severally represent and warrant to Purchaser and Purchaser Sub as follows:

         3.1 Organization and Qualification; Subsidiaries. Seller, each Selling Sub and each Transferred Entity is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other power and authority to own, operate, lease, and encumber its properties and carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth each Transferred Entity. True and complete copies of the certificate of limited partnership, the certificate of incorporation and by-laws or similar organizational documents of the Transferred Entities have been provided or made available to Purchaser. No Investment Entity or Project Partnership is a corporation.

         3.2 Capitalization of the Transferred Entities. (a) The Transferred Interests are duly authorized, validly issued, fully paid and nonassessable and owned by the applicable Selling Sub, free and clear of all Liens. The Transferred Entities own the equity interests in their Subsidiaries free and clear of all Liens. There are no shares of common stock or preferred stock or similar partnership interests of any Transferred Entity authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities evidencing such rights are authorized, issued or outstanding. None of the Transferred Entities have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or other equity owners of such Transferred Entity on any matter.

         (b) There are no voting trusts or other agreements or understandings to which any Transferred Entity is a party with respect to the voting of the Transferred Interests or interests held in other Transferred Entities.

         (c) The following information for each Transferred Entity is set forth in Section 3.2(c) of the Seller Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization, (ii) to the knowledge of Seller after due inquiry, the names of the other interest holders, if any, and their type of ownership and percentage interest, and (iii) any loans from Seller or any Selling Sub, or priority payments due to Seller or any Selling Sub, and the rate of return thereon.

         3.3      Authority Relative to this Agreement.

         Each of the Seller and each Selling Sub has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, subject only to the matters set forth in Section 3.4. This Agreement has been duly and validly executed and delivered by Seller and each Selling Sub and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid, legal and binding obligation of Seller and each Selling Sub, enforceable against Seller and each Selling Sub in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally or general principles of equity.

         3.4      Consents and Approvals; No Violations.

         (a) No filing, registration with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller, any Selling Sub, any Transferred Entity or any Investment Entity for the execution, delivery and performance by Seller or any Selling Sub of this Agreement or the consummation by Seller and the Selling Subs of the transactions contemplated hereby, except (i) the Required Governmental and Stockholder Approvals, (ii) pursuant to the applicable requirements of HUD or state housing agencies or (iii) state licenses relating to the

Business, except in the case of (i) (ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Section 3.4(b) of the Seller Disclosure Schedule sets forth all notices, filings and consents necessary to permit the transactions contemplated by this Agreement that may be required from (i) any third party,
(ii) lenders, partners, members and investors of the Business, (iii) Third-Party Investors, except in the case of (i) (ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect ("Required Third-Party Consents").

         (c) Other than the Required Third-Party Consents, assuming compliance with the items described in clauses (i) through (iii) of Section 3.4(a), neither the execution, delivery and performance of this Agreement by Seller or the Selling Subs nor the consummation by Seller or the Selling Subs of the transactions contemplated hereby will (i) conflict with or result in any default under any, breach, violation or infringement of, any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Seller, any Selling Sub, any Transferred Entity or any Investment Entity,
(ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Seller, any Selling Sub, any Transferred Entity or any Investment Entity under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any material contract of Seller, any Selling Sub, any Transferred Entity or any Investment Entity, (iii) violate or infringe any Law applicable to Seller, any Selling Sub, any Transferred Entity or any Investment Entity or any of their respective properties or assets, or (iv) create a default under any Project Partnership Investment Document, except in the case of (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, have a Material Adverse Effect.

         3.5      No Default.

         (a) No Transferred Entity is in default or violation of any term, condition or provision of (i) its articles of incorporation, partnership agreement, limited liability company agreement or by-laws (or similar governing documents), or (ii) any Law applicable to the Business, except for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Seller, the Selling Subs, each Transferred Entity and each Investment Entity have complied in a timely manner and in all material respects with all Laws that affect the Business, and no notice, charge, claim, action or assertion has been received by any Transferred Entity or any Investment Entity or has been filed, commenced or, to the knowledge of Seller, threatened against any of them or alleging any violation of any of the foregoing.

         3.6      Financial Statements; Liabilities.

         (a) Section 3.6(a) of the Seller Disclosure Schedule contains the following financial statements (collectively, with any notes thereto, the "Financial Statements"): the unaudited consolidated balance sheet and statements of operating income and expenses of the Business as of and for the fiscal year ended June 30, 2002 and the 2002 Pro Forma Balance Sheet. The Financial Statements have been prepared in accordance with Australian GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Business as of their respective dates, except in the case of the 2002 Pro Forma Balance Sheet, for normal recurring year-end adjustments that would not, individually or in the aggregate, result in a Material Adverse Effect and except that the Financial Statements do not include footnotes that would be required by Australian GAAP. True and complete copies of the Financial Statements have been provided to Purchaser.

         (b) As of the date hereof, there are no liabilities or obligations of the Business other than those that (i) are reflected or reserved against on the Financial Statements or otherwise set forth in Section 3.6(b) of the Seller Disclosure Schedule or (ii) have been incurred in the ordinary course of business and consistent with past practice of the Business since June 30, 2002 and would not, individually or in the aggregate, have a Material Adverse Effect.

         3.7      Litigation. As of the date hereof, (a) except as set forth in
Section 3.7 of the Seller Disclosure Schedule, there is no civil, criminal or administrative Action pending or, to the knowledge of Seller, threatened against the Business, any Transferred Entity or Investment Entity, and, to the knowledge of Seller, there is no valid basis for any such Action except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, and (b) none of the Business, any Transferred Entity or Investment Entity is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.8 Permits. The Transferred Entities and Investment Entities hold all permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of the Business as presently conducted (the "Permits"), except for failures to hold such Permits that would not reasonably be expected to have a Material Adverse Effect. The Transferred Entities are in compliance with the terms of the Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. True and complete copies of all Permits have been made available to Purchaser.

         3.9      Employee Benefit Matters.

         (a) Section 3.9(a) of the Seller Disclosure Schedule sets forth a list of each material Employment Agreement and each material Benefit Plan. Seller has made available to Purchaser true and complete copies of each material Employment Agreement and each material Benefit Plan and each of the following, if applicable: (i) with respect to the Lend Lease (USA) Investment Plan (the "Seller Investment Plan") and the Lend Lease (USA) Profit Sharing Plan (the "Seller Profit Sharing Plan"), (A) the actuarial report and IRS Form 5500 for each such plan for each of the last two years and (B) the most recent determination letter from the IRS for each such plan, and (ii) with respect to each Benefit Plan, summary plan descriptions and all summaries of material modifications.

         (b) Except as would not have a Material Adverse Effect, (i) each of the Benefit Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including, but not limited to, ERISA and the Code; (ii) with respect to the Seller Investment Plan and the Seller Profit Sharing Plan, which Seller represents are the only tax-qualified plans in which employees of the Business participate, Seller, the Selling Subs or their sponsoring Affiliates have either received from the Internal Revenue Service a favorable determination letter to the effect that each plan in form satisfies the requirements for qualification under section 401(a) of the Code, or will apply for such a determination letter within the applicable remedial amendment period, and no event or condition exists that is reasonably likely to adversely effect the qualified status of each such plan; (iii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that would be a liability of the Transferred Entities following the Closing; and (iv) there does not now exist, nor do any circumstances exist that would result in, any liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that would be a liability directly or indirectly (including, without limitation, as a result of a Transferred Entity being aggregated with any other person that is or was an ERISA Affiliate at any relevant time prior to the Closing) of the Transferred Entities following the Closing.

         (c) No Transferred Entity Employee participates in a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, none of the Transferred Entities or the ERISA Affiliates of any of the Transferred Entities has (1) at any time during the last six years, contributed to or been obligated to contribute to or had liability under any Multiemployer Plan or Multiple Employer Plan or (2) incurred any Withdrawal Liability that has not been satisfied in full.

         (d) Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule or as specifically set forth in Article VI of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment becoming due to any Transferred Entity Employee or Former Transferred Entity Employee under any Benefit Plan or Employment Agreement, (ii) materially increase any benefits otherwise payable under any Benefit Plan that could reasonably be expected to be a liability of the Transferred Entities following the Closing or (iii) result in any acceleration of the time of payment, funding or vesting of any material such benefits.

         (e) Except to the extent set forth in Section 3.9(e) of the Seller Disclosure Schedule, no Benefit Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for post-retirement insurance benefits or coverage for any Transferred Entity Employee, except to the extent required by law; and (B) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Benefit Plan that could result in any material liability to the Transferred Entities.

         (f) Except as would not reasonably be expected to have a Material Adverse Effect, each Transferred Entity and its Affiliates have properly classified for all purposes (including, without limitation, for all tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all Transferred Entity Employees, consultants and independent contractors that perform services for a Transferred Entity, and has withheld and paid all applicable taxes and made all appropriate filings in connection with services provided by such persons to such Transferred Entity and its affiliates.

         (g) None of the Seller or any of its Affiliates has agreed or otherwise committed to, whether in writing or otherwise, materially increase or materially improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant of the Transferred Entities. Neither the Transferred Entities nor any of their respective Affiliates, is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of
Section 280G of the Code with respect to a Transferred Entity Employee or a Former Transferred Entity Employee (or current or former independent contractor to, any of the Transferred Entities).

         (h) Each Benefit Plan that any of the Transferred Entities sponsor or maintain as of the Closing may be amended and terminated in accordance with its terms, and each such plan provides for the unrestricted right of Purchaser to amend or terminate such plan.

         (i) Neither the Transferred Entities nor Purchaser will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

         (j) Except as would not reasonably be expected to have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against any Transferred Entity relating to the Business, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of any Transferred Entity, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. Each Transferred Entity is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages, except for noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Transferred Entity Employee's employment is covered by a collective bargaining agreement, nor has any Transferred Entity ever been a party to a collective bargaining agreement.

         (k) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any Transferred Entity to, under or on account of each Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the Selected Items Balance Sheet.

         (l) Neither Purchaser nor any Affiliate thereof, including the Transferred Entities, will be deemed to assume or continue any Benefit Plan. Except as specifically set forth in Article VI of this Agreement, no Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained by Seller or any of its Affiliates will be directly or indirectly binding on, or result in any liability or obligation to, Purchaser or any Affiliate thereof, including any of the Transferred Entities on and after the Closing.

         3.10 Broker's Fees. Except for Merrill Lynch & Co., no broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, any Selling Sub or any Transferred Entity. Seller shall be solely responsible for the fees of Merrill Lynch & Co.

         3.11     Taxes.

         (a) All material Tax Returns required to be filed on or prior to the date hereof by, or with respect to any activities of, any Transferred Entity have been filed in a timely manner, and all material Taxes (whether or not shown to be due on such Tax Returns) have been paid. All such Tax Returns were correct and complete in all material respects. None of the Selling Subs is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, none of the Transferred Entities or any Affiliated Group currently is the beneficiary of any extension of time within which to file any material Tax Return with respect to the activities of any Transferred Entity. No material claim has ever been made by an authority in a jurisdiction where no Tax Return is filed with respect to the activities of any of the Transferred Entities that any Transferred Entity is or may be subject to a material amount of taxation by that jurisdiction. There are no material liens or security interests on any of the assets of any of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any material Tax.

         (c) Each of the Transferred Entities and any Affiliated Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-party with respect to the activities of any Transferred Entity.

         (d) There is no dispute or claim concerning any material Tax liability of any of the Transferred Entities either (i) claimed or raised by any authority in writing or (ii) as to which the Seller and the directors and officers of any of the Seller, the Selling Subs, the Transferred Entities, has knowledge based upon personal contact with any agent of such authority. None of the Transferred Entities has within the past twelve months received any notice of enquiry or suffered any enquiry, investigation or audit by the IRS or any other Tax authority with respect to the activities of any of such Transferred Entity. Seller has made available to Purchaser correct and complete copies of all United States federal income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Transferred Entities since January 1, 1997.

         (e) Except as set forth in Section 3.11(e) of the Seller Disclosure Schedule, no power of attorney currently in force has been granted by any Transferred Entity or any Affiliated Group with respect to any Tax matter with respect to the activities of a Transferred Entity.

         (f) Except as set forth in Section 3.11(f) of the Seller Disclosure Schedule, none of the Transferred Entities or any Affiliated Group has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency with respect to the activities of a Transferred Entity.

         (g)      None of the Transferred Entities has filed a consent under
Section 341(f) of the Code or any comparable provision of non-U.S. law concerning collapsible corporations. None of the Transferred Entities or any Affiliated Group is required to include in income any material adjustment pursuant to Section 481(a) of the Code or any comparable provision of non-U.S. law by reason of a change in accounting method with respect to the activities of a Transferred Entity. None of the Transferred Entities or any Affiliated Group has made any payments, is obligated to make any payments, or is a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible under Section 162(m) of the Code or any comparable provision of local law. Each of the Transferred Entities or any Affiliated Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code with respect to the activities of a Transferred Entity. None of the Transferred Entities or any Affiliated Group have taken a position on a Tax Return that is inconsistent with the treatment of an item on a partnership information return or Schedule K-1 for an entity in which a Transferred Entity invests, directly or indirectly, whether disclosed on Form 8271 or otherwise. None of the Transferred Entities is a party to any Tax allocation or Tax sharing agreement that will not be terminated pursuant to
Section 7.11.

         (h) The unpaid Taxes of the Transferred Entities (i) did not, as of the date of the most recent Financial Statements, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto); and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with Australian GAAP.

         (i) None of the Transferred Entities (i) has participated in an international boycott as defined in Section 999 of the Code; (ii) has been the distributing corporation with respect to a transaction described in Section 355 of the Code within the three-year period ending on the date of this Agreement;

(iii) has a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and that foreign country; (iv) has a material item of income or gain reported for financial accounting purposes in a Pre-Closing Period which is required to be included in taxable income for a Post-Closing Period; or (v) has made or is bound by any election under Section 197 of the Code.

         (j) None of the Transferred Entities is a foreign corporation, a foreign partnership or a foreign trust, as defined under the Code, or a corporation that has made an election to be taxed under Subchapter S of the Code.

         (k) Except as set forth in Section 3.11(k) of the Seller Disclosure Schedule, none of the Transferred Entities has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Lend Lease (US), Inc. Lend Lease (US), Inc. is eligible to make an election pursuant to Section 338(h)(10) of the Code with respect to the 338(h)(10) Election Subsidiaries.

         (l) Except as disclosed in Section 3.11(l) of the Seller Disclosure Schedule, no election has been filed under Section 754 of the Code and is currently in effect with respect to any Transferred Entity, Investment Entity or Project Partnership for the most recent Tax Returns filed.

         3.12     Tax Credit Business.

         (a) Each Project Partnership (i) has received or reasonably expects to receive a reservation, binding commitment, allocation or carryover allocation of Tax Credits from the applicable credit agency in an amount at least equal to the Tax Credits projected to be received each year from such Project Partnership; or (ii) (A) has financed or is expected to finance more than 50% of its basis in land and buildings with the proceeds of tax-exempt bonds subject to volume cap allocation, (B) has received or reasonably expects to receive a letter from the appropriate Governmental Entity under Section 42(m)(1)(D) of the Code stating that the project satisfies the requirements for allocation of a housing credit dollar amount under the qualified allocation plan applicable to the area in which the project is located, and (C) has received or reasonably expects to receive a letter from the Governmental Entity that issued the bonds or the applicable credit agency under Section 42(m)(2)(D) of the Code, stating that the Tax Credits projected to be received by the Project Partnership do not exceed the amount necessary for the financial feasibility of the project and its feasibility as a qualified low-income housing project throughout the credit period.

         (b) To the knowledge of Seller, each Project Partnership in which any Investment Entity has made an investment since 1990 and which has reached the end of the first year of the credit period for the Project which it owns is subject to an "extended use agreement" within the meaning of Section 42(h)(6) of the Code and such extended use agreement has been or is reasonably expected to be duly recorded among the land records of the applicable jurisdiction in which the Project Partnership Property is located.

         (c) To the knowledge of Seller, each Project Partnership has received a title insurance policy written on standard forms, or a commitment for such title policy insuring that such Project Partnership has fee simple or leasehold title to the Project Partnership Property owned by such Project Partnership. All such title policies commitments have been made available to Purchaser.

         (d) The relevant Investment Entity has received or reasonably expects to receive a fully executed Form 8609 for each Project Partnership that has begun its Tax Credit compliance period.

         (e) Except as disclosed in Section 3.12(e) of the Seller Disclosure Schedule, to the knowledge of Seller, no Project Partnership has received a Form 8823, except where all reported non-compliance has been corrected and the reporting Governmental Entity has issued a letter confirming such correction.

         (f) Except as disclosed in Section 3.12(f) of the Seller Disclosure Schedule, to the knowledge of Seller, no Project Partnership has received written notice of any pending audit or investigation by the IRS pertaining to the right of such Project Partnership to claim Tax Credits or Historic Credits, as applicable, or the right of the Investment Entity to claim that amount of the Tax Credits or Historic Credits which such Investment Entity was projected to obtain pursuant to the Project Partnership Investment Documents.

         (g) Except as disclosed in Section 3.12(g) of the Seller Disclosure Schedule, Seller has received an opinion of tax counsel with respect to each Project Partnership to the effect that it is more likely than not that the Investment Entity will be entitled to the bulk of the tax benefits projected to be received pursuant to the Project Partnership Investment Documents.

         (h) Except as disclosed in Section 3.12(h) of the Seller Disclosure Schedule, to the knowledge of Seller, there are no foreclosure proceedings pending against any Project Partnership and Seller has not received written notification from a Local General Partner that a lender has declared a default under any of the debt financing provided to any of the Project Partnerships.

         (i) Seller does not have knowledge that any Project Partnerships that own Project Partnership Properties on which construction has been completed and which have been occupied have not received any required governmental permission to occupy such units.

         (j) Except as disclosed in Section 3.12(j) of the Seller Disclosure Schedule, to the knowledge of the Seller, no Local General Partner is currently in default of its material obligations under its applicable Project Partnership Investment Documents to the extent that the applicable Investment Entity would have the right to remove such Local General Partner as the general partner or managing member of such Project Partnership or where such default could reasonably cause a material adverse affect on an Investment Entity.

         (k) In connection with the closing of its investment in each Project Partnership where Tax Credits are intended to be obtained under Section 42(h)(1)(E) of the Code, the applicable Investment Entity received evidence, where applicable, that such Project Partnership had satisfied the 10% test described in Section 42(h)(1)(E) of the Code.

         (l) All Project Partnerships from which Historic Credits were expected to be received, and which have been placed in service, have received or reasonably expect to receive their Part I, and Part II approvals from the Department of the Interior and any applicable state agency to the extent required, and the buildings on which the Historic Credits are claimed are currently listed in the National Register or are located in a registered historic district that has been certified by the Secretary of the Interior as being of historic significance to the district.

         (m) To the knowledge of Seller, each Project Partnership claiming Historic Credits attached an appropriate Form 3468 with its federal Tax Return for the tax year in which such Historic Credits are claimed.

         (n) Except as disclosed in Section 3.12(n) of the Seller Disclosure Schedule, neither Seller, any Selling Sub nor any Investment Entity has received written notice that any Project Partnership Property is in material violation of any Environmental Law.

         (o) No consent or approval of any Local General Partner is required for a change in control of any Investment Entity which has invested in any Project Partnership, or if any such consent is required, the failure to have obtained such consent shall not materially affect the relevant Fund.

         (p) Section 3.12(p) of the Seller Disclosure Schedule sets forth a true and complete copy of the "watch list" maintained by Seller, any Selling Sub, any Transferred Entity or any Investment Entity with respect to Project Partnerships and/or Project Partnership Properties as of April 30, 2003.

         (q) Except as set forth in Schedule 3.12(q) of the Seller Disclosure Schedule, to the knowledge of Seller, each Project Partnership currently has in force all insurance policies and coverages which, in the reasonable judgment of Seller, are adequate to protect the interest of the Investment Entities, including without limitation casualty insurance and general public liability insurance.

         (r) Section 3.12(r) of the Seller Disclosure Schedule sets forth a true and complete list of all Project Partnerships which generated Tax Credits or Historic Credits in which any Investment Entity holds any interest as of April 30, 2003.

         (s) Neither any Project Partnership nor any Local General Partner has provided written notice that it has or intends to assert any contest, defense or right of setoff with respect to any Project Partnership Fees which has not been resolved.

         3.13     Real Property.

         (a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete list of all real property leases to which any Transferred Entity is a party (the "Real Property Leases"). True and complete copies of the Real Property Leases listed in Section 3.13(a) of the Seller Disclosure Schedule have heretofore been furnished to Purchaser. All the Real Property Leases are in full force and effect, and have not been modified, supplemented or terminated except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, and there is not under any such lease any default by the Transferred Entities or, to the knowledge of Seller after due inquiry, by any landlord under any such lease. Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, no Person other than the Transferred Entities has any right to use, occupy or lease any of the property covered by the Real Property Leases. Seller has provided to Purchaser true and correct copies of all agreements with the Persons listed in such Section.

         (b) None of the Transferred Entities directly or indirectly owns any real property.

         3.14     [INTENTIONALLY OMITTED].

         3.15     Intellectual Property and IT Resources.

         (a) To the knowledge of Seller, there do not exist any grounds for any claims (i) to the effect that the use of any product as now used by any Transferred Entity infringes on any Third-Party Intellectual Property Rights;
(ii) against the use by any Transferred Entity of any Third-Party Intellectual Property Rights used in the Business as currently conducted; (iii) challenging the ownership, validity or effectiveness of any Third-Party Intellectual Property Rights or other trade secret material to any Transferred Entity; or
(iv) challenging the license or legally enforceable right of any Transferred Entity to use any Third-Party Intellectual Property Rights.

         (b) The Transferred Entities own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or reasonably necessary to the conduct of the Business. Section 3.15(b) of the Seller Disclosure sets forth a list of all Intellectual Property (including issued patents and registered trademarks) used or owned by the Business.

         (c) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third-party the right to terminate or modify any license, sublicense or other agreement relating to any Intellectual Property or any software programs that are commercially available on a general basis.
Section 3.15(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material software license agreements relating to Intellectual Property.

         (d) All patents, registrations and applications for registered trademarks, service marks and copyrights which are held by the Transferred Entities are valid and subsisting. To the knowledge of the Seller, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property of any of the Transferred Entities.

         3.16     Absence of Certain Changes or Events.

         (a) Since December 31, 2002, each Transferred Entity and Investment Entity has conducted its business only in the ordinary course, and there has not been (i) any change, circumstance or event that, individually or in the aggregate, has had or would have a Material Adverse Effect, (ii) any commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by any Transferred Entity or Investment Entity, other than any such transaction that would not, individually or in the aggregate, result in a Material Adverse Effect, (iii) any change in the accounting principles, practices or methods of any Transferred Entity or Investment Entity that would, individually or in the aggregate, result in a Material Adverse Effect, (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any Transferred Entity or Investment Entity, (v) any reduction in the level of reserves relating to any Investment Entity(other than in the ordinary course of business).

         3.17 Investors. There has not been any material adverse change in the business relationship between any of the Transferred Entities with any investor whose business represents, through one or more Affiliates, 5% or more of the equity raised by the Funds on a consolidated basis on or after January 1, 2001 (a "Significant Client"). None of the Seller or the Selling Subs has received any written notice or has reason to believe that any Significant Client
(a) has ceased, or shall cease, to use the services of the Business; (b) except as set forth in Section 3.17 of the Seller Disclosure Schedule, has substantially reduced or shall substantially reduce, the use of the services of the Business or (c) has sought, or is seeking, to substantially reduce the fees it shall pay for the services of the Business, including in each case after the consummation of the transactions contemplated hereby. To the knowledge of Seller, no Significant Client has otherwise threatened to take action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

         3.18     Compliance with Agreements; Material Agreements.

         (a) Section 3.18(a) of the Seller Disclosure Schedule sets forth a list of (i) all investor promissory notes, security agreements, investor bridging loan documents, and any other loan agreements to which the Transferred Entities and Investment Entities are a party under which amounts remain unpaid; and (ii) each bank account (and the applicable outstanding balance as of April 30, 2003) of the Transferred Entities and the Investment Entities with deposits in excess of $100,000. True and complete copies of the documents relating to the items described in the first sentence of this Section 3.18(a) have been delivered or made available to Purchaser prior to the date hereof. None of the Transferred Entities or Investment Entities is in default, and, to the Seller's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, under any of the items described in the first sentence of this paragraph (a) or in respect of any payment obligations under any such item, except as would not have a Material Adverse Effect. No Third-Party Investor is in default or violation of any term, condition or provision of any subscription agreement to which it is a party, including but not limited to any obligation to make capital contributions, except as would not have a Material Adverse Effect.

         (b) Section 3.18(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all side agreements by and between any Transferred Entity, on the one hand, and any Third-Party Investor, on the other hand. True and complete copies of each agreement set forth in Section 3.18(b) of the Seller Disclosure Schedule have been provided to Purchaser. There are no side agreements that (i) grant Third-Party Investors any rights that materially differ from the rights granted Third-Party Investors in the partnership agreement in the respective Investment Entities or (ii) obligate an Investment Entity to make payments of any kind to a Third-Party Investor in the event that the actual benefits of the investment are less than originally projected.

         (c) All joint venture, limited liability company and partnership agreements to which any of the Transferred Entities is a party as of the date hereof are in full force and effect as against such Transferred Entity and, to the knowledge of Seller, as against the other parties thereto, and none of the Transferred Entities or, to the knowledge of Seller, the Investment Entities is in default, and, to the knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, with respect to any obligations thereunder. To the knowledge of Seller, the other parties to such agreements are not in breach of any of their respective obligations thereunder.

         (d) Section 3.18(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material agreements entered into by any of the Transferred Entities and Investment Entities as of the date hereof that are (A) not made in the ordinary course of business consistent with past practice, (B) do not have a maturity of less than one year or are not terminable on 30 days or less notice, and (C) are not listed in any other Section of the Seller Disclosure Schedule. Section 3.18(d) of the Seller Disclosure Schedule shall also include all leases of Tangible Personal Property and all non-competition or other similar agreements in favor of a third-party, and any commitment, judgment, injunction or order to which any of the Transferred Entities or Investment Entities is a party or subject that has or could reasonably be expected to have the effect of prohibiting or materially impairing the Business before or after the Closing. Each agreement set forth in Section 3.18(d) of the Seller Disclosure Schedule is in full force and effect as against such Transferred Entity or Investment Entity and, to the knowledge of Seller, as against the other parties thereto, no payments, if any, thereunder are delinquent, none of the Seller, any Selling Sub or any Transferred Entity or Investment Entity is in default thereunder, and no notice of default thereunder has been sent or received by any of the Transferred Entities or Investment Entities. To the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a default by any of the Transferred Entities or Investment Entities under any agreement set forth in Section 3.18(d) of the Seller Disclosure Schedule. To the knowledge of Seller, the other parties to such agreements are not in breach of their respective obligations thereunder. True and complete copies of each agreement set forth in Section 3.18(d) of the Seller Disclosure Schedule have been delivered or made available to Purchaser prior to the date hereof.

         (e) Section 3.18(e) of the Seller Disclosure Schedule sets forth a complete and accurate list of all agreements and policies of the Selling Subs, Transferred Entities or Investment Entities in effect on the date hereof relating to transactions with Affiliates and potential conflicts of interest. Each agreement or policy set forth in Section 3.18(e) of the Seller Disclosure
Schedule is in full force and effect, and each of the Transferred Entities and Investment Entities, and, to the knowledge of Seller, the other parties thereto are in compliance with such agreements and policies. True and complete copies of each agreement or policy set forth in Section 3.18(e) of the Seller Disclosure Schedule have been delivered or made available to Purchaser prior to the date hereof.

         (f) Section 3.18(f) of the Seller Disclosure Schedule lists all Contracts, including all obligations to provide goods, services or other benefits, between (i) Seller, any Selling Sub and/or any of their Subsidiaries (other than the Transferred Entities or Investment Entities), on the one hand, and a Transferred Entity or Investment Entity, on the other hand, (ii) any third-parties, on the one hand, and a Transferred Entity or Investment Entity, on the other hand, and (iii) Seller, any Selling Sub and/or any of their Subsidiaries (other than the Transferred Entities or Investment Entities) to which none of the Transferred Entities or Investment Entities is a party but are third-party beneficiaries of the Contract (all such Contracts, "Assigned Contracts"). True and complete copies of each Assigned Contract set forth in
Section 3.18(f) of the Seller Disclosure Schedule have been made available to Purchaser.

         (g) No Transferred Entity or Investment Entity has entered into any Contract with any Affiliate, except upon terms and conditions that would be available on an arms-length basis with third parties.

         3.19 Insurance. The Transferred Entities are covered by policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Business. All such policies are in full force and effect, all premiums due thereon have been paid and the holders of such policies are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) no holder of any such policy has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) notice from any insurance carrier that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available in the future on substantially the same terms as now in effect has been received, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement.

         3.20     Fund General Partner and Fund Ownership.

         (a) Section 3.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Investment Entity, the general partner or managing member of each Investment Entity (each, an "Investment Entity General Partner") and the name and percentage interest of each Person that maintains an ownership interest in the Investment Entity General Partner (each, an "Investment Entity Owner").

         (b) True and correct copies of each agreement of limited partnership (or other organizational documents) of an Investment Entity (each an "Investment Entity Organizational Document") have been made available to Purchaser. Each Investment Entity Organizational Document has been duly authorized, executed and, to the knowledge of Seller, is a valid and legally binding agreement, enforceable against the parties thereto.

         (c) Except as listed in Section 3.20(c) of the Seller Disclosure Schedule, no partnership interests or other equity interests of any Investment Entity which have been offered or sold have been registered or qualified, as the case may be, under the Securities Act or any other applicable Laws and no such registration or qualification was or is required. All such offers and sales were made in compliance with all applicable federal, state, and foreign laws.

         (d) Each Investment Entity and each Investment Entity General Partner is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own all its properties and assets and to carry on its business as it is now being conducted.

         (e) True and correct copies of each private placement memorandum or similar offering document used by the Business, the Investment Entity General Partner and the Investment Entity have been made available to Purchaser. To the knowledge of Seller, no such document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any statements relating to investor anticipation of the quality or amount of benefits or Tax Credits contained therein.

         (f) Each Investment Entity General Partner identified in Section 3.20(f) of the Seller Disclosure Schedule owns and controls all of the general partnership or managing member interests of the Investment Entity identified on such schedule free and clear of any Liens.

         (g) No Investment Entity General Partner is in violation of or in default under its governing documents.

         3.21 Entire Business; Sufficiency of Assets. The Transferred Interests and the services provided to the Business after the Closing pursuant to the Information Technology and Transition Services Agreement will provide Purchaser with the entire Business and all of the Tangible Personal Property and Intangible Property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or by others) in connection with the operation of the Business as heretofore conducted by Seller, including, without limitation, all tangible assets and properties of Seller relating to the Business reflected in the 2002 Pro Forma Balance Sheet and assets and properties acquired since December 31, 2002 in the conduct of the Business by Seller, other than assets and properties disposed of since such date without violation of the terms and provisions of this Agreement. There are no material facilities, services, assets or properties shared with any other Person that are used by Seller in the conduct or operation of the Business other than those used in connection with providing services included in the Information Technology and Transition Services Agreement.

         3.22 Investment Company Act of 1940. None of the Transferred Entities or Investment Entities is, or at the Closing Date will be, required to be registered under the Investment Company Act.

         3.23 Bridging and Warehousing. Section 3.23 of the Seller Disclosure Schedule identifies (a) all existing Bridge Loans, all amounts outstanding as of April 30, 2003 and the lenders providing such loans, and (b) all amounts outstanding under the Warehousing Line as of the date hereof and the properties or investments acquired with such amounts. No Third-Party Investor, lender, Investment Entity or Transferred Entity is in default or violation of any term, condition or provision of a Bridge Loan to which it is a party.

         3.24 Investment Entity Fees. Except as disclosed in Section 3.24 of the Seller Disclosure Schedule, (a) all on-going, recurring or periodic amounts payable by each Investment Entity to its respective general partner or managing member in the nature of an asset management fee, a GP Distribution (as such term is defined in any Investment Entity Organizational Documents), any other priority distribution of cash flow, or any similar payment under any of the Investment Entity Organizational Documents (all such amounts, collectively, "Investment Entity Fees") have been paid on a current basis, and (b) neither Seller nor any Selling Sub is aware of (i) any default which has occurred and is continuing in the payment of any Investment Entity Fees, (ii) any default that would prevent the payment of any Investment Entity Fees in the future, or (iii) any assertions by any Investment Entity, any Governmental Entity, or any other Person that any Investment Entity Fees have been improperly paid or are not payable as and when due in the future.

         3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto), none of Seller, any Selling Sub nor any Transferred Entity nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, on behalf of Seller, the Selling Subs or any Transferred Entity or any Affiliate of any Transferred Entity.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser and Purchaser Sub jointly and severally represent and warrant to Seller, the Selling Subs and the Transferred Entities as follows:

         4.1 Organization and Qualification; Subsidiaries. Each of Purchaser and Purchaser Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where a failure to be so qualified or in good standing or to have such power or authority, would not have a Material Adverse Effect on Purchaser.

         4.2 Authority Relative to This Agreement. Each of Purchaser and Purchaser Sub has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof subject only to the matters set forth in Section 4.3. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Sub and, assuming the due authorization, execution and delivery hereof by Seller and the Selling Subs, constitutes a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency or other similar Laws affecting creditors' rights generally.

         4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or Purchaser Sub for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser or Purchaser Sub of the transactions contemplated hereby, except compliance with the applicable requirements of the HSR Act and any foreign antitrust, competition or investment laws. Assuming compliance with the item described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser or Purchaser Sub nor the consummation by Purchaser or Purchaser Sub of the transactions contemplated hereby will (a) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (b) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (c) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets.

         4.4 Financing. Purchaser has obtained written commitments from financial institutions of national reputation with respect to financing. Purchaser and Purchaser Sub have provided true, accurate and complete copies of such commitments to Seller, as well as any side letters or other agreements between Purchaser and any of its Affiliates, on the one hand, and any issuer or prospective issuer of financing on the other hand. When combined with Purchaser's cash resources, the amount of such financing is sufficient to pay the Purchase Price and all associated costs and expenses.

         4.5 Broker's Fees. Except for RBC Dain Rauscher Inc., no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or Purchaser Sub. Purchaser shall be solely responsible for the fees of RBC Dain Rauscher Inc.

         4.6 Acquisition of Transferred Interests for Investment. Each of Purchaser and Purchaser Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Business. Each of Purchaser and Purchaser Sub confirms that Seller has made available to each of Purchaser and Purchaser Sub and Purchaser's and Purchaser Sub's agents the opportunity to ask questions of the officers and management employees of Seller as well as access to the documents, information and records of Seller, the Selling Subs and the Transferred Interests and to acquire additional information about the business and financial condition of Seller, the Selling Subs, and the Transferred Interests, and Purchaser and Purchaser Sub each confirms that it has made an independent investigation, analysis and evaluation of the Business and its properties, assets, business, financial condition, documents, information and records. Each of Purchaser and Purchaser Sub is acquiring the Transferred Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Interests. Each of Purchaser and Purchaser Sub agrees that the Transferred Interests may not be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

                                   ARTICLE V

                                    COVENANTS

         5.1      Access to Books and Records.

         (a) After the date of this Agreement, Seller shall afford to representatives of Purchaser reasonable access to the Books and Records, IT Resources and other operations of the Business during normal business hours consistent with applicable law and in accordance with the reasonable procedures established by Seller. Until the Closing, any information provided to Purchaser or its respective representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall be held by Purchaser and its respective representatives in accordance with, shall be considered "Evaluation Material" under, and shall be subject to the terms of, the Confidentiality Agreement.

         (b) Except as otherwise provided in Section 7.10, Purchaser agrees to afford Seller and its representatives, during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Purchaser upon reasonable notice, reasonable access at and after the Closing Date to the Books and Records of each Transferred Entity and each Investment Entity to the extent that such access may be reasonably requested by Seller. Any information provided pursuant to this

Section 5.1(b) or otherwise pursuant to this Agreement shall be held by Seller, each Selling Sub and their respective representatives in confidence in accordance with the terms of the Confidentiality Agreement; provided, however, that nothing herein shall limit any of Seller's rights of discovery. Except as otherwise provided in Section 7.10, each of Purchaser and Purchaser Sub agrees to hold all the Books and Records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of (i) the greater of ten years or the one year anniversary of the date on which Seller has no further obligations with respect to the Guarantees in the case of any Books and Records pertaining to the Guarantees, and (ii) for a period of seven years in all other cases, from the Closing Date or such longer time as may be required by Law.

         (c) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing. The information contained herein, in the Seller Disclosure Schedule or delivered to Purchaser, Seller or their authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. All obligations of Purchaser and Seller under the Confidentiality Agreement shall terminate simultaneously with the Closing. Except as otherwise provided herein, Seller and Purchaser shall, and shall cause each Transferred Entity and Investment Entity and their consultants, advisors and representatives to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning each Transferred Entity and Investment Entity, and Seller and Purchaser shall not, and shall cause each Transferred Entity and Investment Entity and their consultants, advisors and representatives not to use such information to the detriment of any Transferred Entity or Investment Entity or to Seller or Purchaser, as the case may be.

         5.2      Efforts.

         (a) Each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using its commercially reasonable best efforts (i) to obtain all consents, approvals, orders, licenses, permits, qualifications, exemptions, waivers and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation or by any Self-Regulatory Organization and to prepare and file all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (iv) to fulfill all conditions to this Agreement.

         (b) Each of the parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated hereby, and (iii) if such party or any of its Subsidiaries receive a request for additional information or documentary material from any such Governmental Entity with respect to any of the transactions contemplated hereby, to endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request and (iv) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby;

provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Business and (B) as necessary to comply with contractual arrangements. Each party shall, subject to applicable law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby. The parties agree not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

         (c)      Notwithstanding any of the foregoing, except as provided in
Section 5.14, Seller shall not be required to make, or cause any Selling Sub to make, a cash payment to, or a capital investment in, any Project Partnership if such investment is required by a Government Entity as a condition to such Government Entity granting the necessary consent, approval or authorization required to consummate any of the transactions contemplated herein.

         (d) Seller shall, and shall cause each Selling Sub to, take all action reasonably requested by Purchaser, including the preparation for delivery at the closing of all notes, financing documents, mortgages, loan agreements, pledges, filing statements contemplated by the Uniform Commercial Code, reconciliations of Tax and financial information to U.S. GAAP and officer's certificates as Purchaser may request for the purpose of consummating Purchaser's financing of the transactions contemplated by this Agreement. Seller shall, and shall cause each Selling Sub to, take action reasonably requested by Purchaser to deliver on or before the Closing Date to Purchaser documents reasonably requested by bona fide financial institutions in connection with financing the acquisition by Purchaser of the Business.

         5.3 Further Assurances. Seller, the Selling Subs and Purchaser agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement, including (i) taking all such actions as are required by Purchaser to reaffirm the Guarantees to their beneficiaries and
(ii) assigning to Purchaser all rights to use the name "Boston Financial" or any names similar to or derived from that name.

         5.4 Conduct of Business. From the date of this Agreement through the Closing, except as otherwise contemplated by this Agreement, required by Law, or disclosed in Section 5.4 of the Seller Disclosure Schedule, after the date hereof and prior to the Closing, without Purchaser's consent (which shall not be unreasonably withheld or delayed), Seller and the Selling Subs shall cause each of the Transferred Entities and the Investment Entities to:

         (a) act and conduct their respective businesses in the ordinary course of business consistent with past practices (which shall permit the introduction and expansion of new products and services contemplated by current plans that have been disclosed to Purchaser as of the date of this Agreement), including, without limitation, continuing to solicit, in the ordinary course of business consistent with past practices, Tax Credit and Historic Credit transactions and investors in Funds using the standards and terms consistent with past practice;

         (b) use commercially reasonable best efforts to preserve intact their respective business organizations, assets, properties and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers, strategic partners and others having business relationships with them;

         (c) not (i) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents,
(ii) split, combine or reclassify their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or (iv) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of any Transferred Entity;

         (d) not issue, deliver, sell, pledge or dispose of, or agree to issue, deliver, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock, except that transactions among the Transferred Entities or Investment Entities in the ordinary course shall be permitted;

         (e) as to all of the following, except for transactions in the ordinary course of business consistent with past practices, loans disclosed in
Section 3.23 of the Seller Disclosure Schedule and the amounts available under the Warehousing Line (subject to the limitations set forth herein), not (i) incur or become contingently liable with respect to any indebtedness for borrowed money in excess of $150,000 in the aggregate other than (A) borrowings in the ordinary course of business and (B) indebtedness to Seller or any Selling Sub in respect of intercompany services and allocations consistent with past practice, (ii) make any acquisition of any material assets or businesses (iii) sell, pledge, dispose of or encumber any material assets other than sales or dispositions of businesses or assets (A) in the ordinary course of business consistent with past practice or (B) already contracted by Seller, any Selling Sub, any Transferred Entity, any Investment Entity or as may be required by applicable law, (iv) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Transferred Entities or Investment Entities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (v) make any loans, advances or capital contributions to, or investment in, any person other than the Transferred Entities or Investment Entities, or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (f) not enter into or amend any employment, severance, special pay arrangement or other similar arrangements or agreements with any directors, officers or key employees, so as to increase or accelerate benefits, except pursuant to (i) applicable Law, or (ii) contractual arrangements or policies in effect as of the date hereof;

         (g) not increase the cash compensation of any senior officer or key employee, except pursuant to contractual or incentive compensation arrangements in effect as of the date hereof or as required by applicable Law;

         (h) not adopt, enter into, or amend to increase benefits or obligations of, any Benefit Plan, except (i) as required pursuant to contractual arrangements in effect as of the date hereof or as required or permitted under this Agreement, or (ii) as required by applicable Law;

         (i) except to the extent expressly contemplated by this Agreement, not enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of any Transferred Entity or Investment Entity;

         (j) not make any capital expenditures or other expenditures in excess of $250,000 in the aggregate with respect to property, plant or equipment (including IT Resources);

         (k) not make any changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP or, except as so required, change any method of calculating any bad debt, contingency or other reserve;

         (l) not knowingly modify, amend or terminate in any adverse manner any contract or agreement involving payments to or from any Transferred Entity in excess of $100,000 in any twelve-month period, or knowingly waive, release or assign any material rights or claims in an adverse manner (including any write-off or other adverse compromise of any material accounts receivable of the Transferred Entities or Investment Entities);

         (m) accrue and collect asset management fees from the Funds in the ordinary course of the operation of the Business consistent with past practice and without violation of the terms and provisions of the organizational documents of any Investment Entity; provided, that, Seller shall only be permitted to receive asset management fees in excess of $5,500,000 during the six-month period ending June 30, 2003 up to the lesser of $1,000,000 or the amount by which syndication revenues of Seller with respect to the Business are less than $10,000,000 for such period; and provided, further, that the maximum amount of asset management fees expected to be earned in the ordinary course during the six-month period ending December 31, 2003 shall be equal to $6,500,000, and in the event of any lesser period during that timeframe, such maximum amount to be pro rated for the number of days elapsed in the period from July 1, 2003 through December 31, 2003 (assuming 180 days in the period);

         (n) not collect any contingent or other fees, except in the ordinary course of business consistent with past practice; and

         (o) extend any credit under the Warehousing Line only on terms and to counterparties consistent with past practice.

         Notwithstanding any of the foregoing, nothing in this Section 5.4 shall prohibit Seller and the Selling Subs from causing each of the Transferred Entities and the Investment Entities to take any action which, if not taken, would violate a fiduciary duty owed by the Transferred Entities and the Investment Entities in their capacity as general partner to any of the Funds.

         5.5 Preservation of Business. Subject to the terms and conditions of this Agreement, Seller and the Selling Subs shall, and shall cause each Transferred Entity and each Investment Entity to, use reasonable best efforts to preserve the Business intact, to preserve the goodwill of clients, customers, employees and others having business relations with such Transferred Entity or Investment Entity in all material respects. In furtherance and not in limitation of the foregoing, Seller and the Selling Subs shall, and shall cause such Transferred Entity or Investment Entity to, use their reasonable best efforts to obtain any Required Third Party Consents, in accordance with the plan agreed upon by Purchaser and Seller.

         5.6 Public Announcements. Except as otherwise required by law, each of Seller and Purchaser will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated hereby. At all times each party to this Agreement shall obtain the prior written consent of the other parties to this Agreement prior to issuing, or permitting any of their agents to issue, any press release or make any other public disclosure or announcement or otherwise make any disclosure to any third Person concerning the transactions contemplated by this Agreement, the terms and conditions hereof or the transactions contemplated hereby; provided, however, that no party shall be prohibited from (a) supplying any such information to any of their representatives, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions so long as such representatives, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Section 5.6, (b) furnishing any such information to any authority pursuant to or as required by any applicable Law, consent or as otherwise required by any such authority, (c) disclosing any such information as necessary to comply with applicable stock exchange or Securities and Exchange Commission disclosure obligations, or (d) disclosing any information which becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the party disclosing such information. Should any disclosure be required to be made pursuant to clause (b) or (c) above, then to the extent practicable the party required to make such disclosure shall consult with the other parties hereto prior to making such release or disclosure. The foregoing notwithstanding, the parties hereto agree and acknowledge that a joint press release shall be issued upon the execution of this Agreement which shall be mutually acceptable to all parties hereto, and that the parties shall cooperate in good faith to communicate information about the transactions contemplated by this Agreement to the clients and other business partners of the Business in order to preserve those relationships.

         5.7 D&O Indemnification; Insurance. (a) Purchaser agrees that from the Closing and for a period of six (6) years thereafter, Purchaser shall assume all of Seller's and/or its Subsidiaries' duties and obligations of indemnification or exculpation existing as of the Closing Date in favor of employees, agents, directors, officers, partners, managing members or members of such Transferred Entity arising by virtue of such Transferred Entity's or any of its Subsidiaries' certificate of incorporation or by-laws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document (including any partnership or limited liability company agreement) existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and be honored by Purchaser (and Purchaser shall cause such Transferred Entity to honor them) for so long as they would (but for the transactions hereby) otherwise survive and continue in full force and effect.

         (b) From and after the Closing, Purchaser shall cause each Transferred Entity and Investment Entity to indemnify, hold harmless and defend each Person who is a current or former officer, director, partner, managing member or member of any Transferred Entity (each a "D&O Indemnified Party" and collectively, the "D&O Indemnified Parties") against all Losses or expenses arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such or as officers, directors, or partners of entities relating to the Transferred Entities which acts or omissions occurred at or prior to the Closing. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Purchaser shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable Laws, provided, that, to the extent required by Law, the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         (c) Purchaser and each Transferred Entity acknowledge that, on and after the Closing, Purchaser or its Subsidiaries intend to maintain directors' and officers' liability insurance policies with a financially sound carrier or carriers with terms, conditions, limits and deductions (or retentions) at least as favorable as carried as of the date of this Agreement for directors, officers, partners, members and managing members of such Transferred Entity, its Subsidiaries and the Investment Entities for all claims arising from wrongful acts prior to the Closing, and Purchaser and such Transferred Entity agree that, for a period of six (6) years following the Closing, neither Purchaser nor such Transferred Entity shall take any affirmative action that causes the termination or cancellation of such insurance coverage unless Purchaser or such Transferred Entity shall replace such insurance coverage with no less favorable insurance coverage; provided, however, that Purchaser and such Transferred Entity considered in the aggregate shall in no event be required to expend pursuant to this Section 5.7(c) an amount per year in excess of 300% of the current premiums paid by such Transferred Entity and Investment Entities (such premiums having previously been disclosed), considered in the aggregate, for such insurance.

         (d) From and after the Closing, Seller shall control the defense of any action indemnifiable pursuant to this Section 5.7 with counsel selected by Seller, which counsel shall be reasonably acceptable to the D&O Indemnified Party; provided, however, that the D&O Indemnified Party shall, at such party's expense, be permitted to participate in such defense with counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to Seller. Notwithstanding the foregoing, if there is any conflict of interest between Purchaser and any D&O Indemnified Party or there are additional material defenses available to any D&O Indemnified Party, such D&O Indemnified Party shall be permitted to participate in the defense of such action with counsel selected by such D&O Indemnified Party, which counsel shall be reasonably acceptable to Purchaser, and Purchaser shall pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such action to the fullest extent permitted by Law; provided, however, that, notwithstanding any other provision of this Section 5.7(d), Seller shall not be obligated to pay fees and expenses of more than one such counsel (plus local counsel) for all D&O Indemnified Parties in any single action.

         5.8 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between Seller, any Selling Sub and/or any of their Subsidiaries (other than any Transferred Entity), on the one hand, and each Transferred Entity, on the other hand, shall be settled, except for those accounts listed in Section 5.8 of the Seller Disclosure Schedule. The accounts shall be settled as follows: (a) to the extent that the Transferred Entity is indebted to Seller or any Selling Sub and/or any of their Subsidiaries (other than any Transferred Entity), such debt shall be canceled and the amount of the debt so canceled shall be deemed a capital contribution by Seller or the Selling Sub and/or any of their Subsidiaries (other than any Transferred Entity), as applicable, to the Transferred Entity, and (b) to the extent that Seller, any Selling Sub and/or any of their Subsidiaries (other than any Transferred Entity) is indebted to the Transferred Entity, such debt shall be canceled, and the amount of the debt so canceled shall be deemed a dividend from the Transferred Entity to Seller, the Selling Sub or their Subsidiary (other than any Transferred Entity), as applicable. Intercompany accounts between and among the Transferred Entities shall not be affected by this provision.

         5.9 Termination of Intercompany Agreements. Effective at the Closing, all Contracts, including all obligations to provide goods, services or other benefits, between Seller, any Selling Sub and/or any of their Subsidiaries (other than a Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall be terminated, except for this Agreement, the agreements set forth in Section 5.9 of the Seller Disclosure Schedule and the Intangible Property.

         5.10     Guarantees; Commitments.

         (a) After the Closing, Seller, the Selling Subs and their Affiliates (other than the Transferred Entities) shall continue to provide each guarantee, indemnity, letter of credit, letter of comfort and other obligations listed in Section 5.10(a) of the Seller Disclosure Schedule (collectively, the "Guarantees"). Purchaser and the Transferred Entities, jointly and severally, shall forever indemnify and hold harmless Seller, the Selling Subs and any of their Affiliates (other than the Transferred Entities) against any Losses that Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) issuing, making payment under, or being a party to, any Guarantee; (ii) any claim or demand for payment made on Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) under any of the Guarantees; or (iii) any action, claim or proceeding by any person who is or claims to be entitled to the benefit of any Guarantees, in the case of clauses (i)-(iii), to the extent the events giving rise to the claim under the Guarantee occurred after the Closing. In consideration of the provision of the Guarantees, Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) shall pay to Purchaser all premiums paid on the Guarantees that have not been accreted into income, consistent with past practice, as of the Closing Date in accordance with the table included in Section 5.10(a) of the Seller Disclosure Schedule. If Seller pays any amounts it is required to pay under any Guarantee pursuant to this Section and is not repaid by Purchaser within 20 Business Days of notice thereof pursuant to the indemnification contained in this Section, Purchaser shall be entitled to take any actions necessary to protect its interests and to minimize any future payments pursuant to this Section. Seller shall promptly provide to Purchaser all reports which Seller or its Affiliates are provided to investors and guarantors with respect to any Guarantees in respect of Investment Entities or Project Partnership.

         (b) Seller, the Selling Subs, and any of their Affiliates agree to take all such actions (such as communications with customers) as are reasonably requested by Purchaser to reaffirm the Guarantees to their beneficiaries; provided, that this is not intended to in any way expand the nature or scope of any guarantee provided by Seller or Affiliates beyond that set forth in this
Section 5.10.

         (c) Purchaser shall use its commercially reasonable best efforts to cause itself or the Transferred Entities to be substituted in all respects for Seller, any Selling Sub and any of their Affiliates (other than the Transferred Entities), effective as of the Closing, in respect of all obligations of Seller, any Selling Sub and any of their Affiliates (other than the Transferred Entities) under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations listed in Section 5.10(c) of the Seller Disclosure Schedule (collectively, the "Substituted Guarantees").

         (d) If Purchaser is unable to effect such a substitution with respect to any of the Substituted Guarantees effective as of Closing (each a "Non-Substituted Guarantee"): (i) Purchaser must continue to use its commercially reasonable best efforts to effect such a substitution of each Non-Substituted Guarantee as soon as practicable after Closing; (ii) Purchaser hereby indemnifies Seller, any Selling Sub and any of their Affiliates (other than the Transferred Entities) against any Losses that Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) suffers, incurs or is liable for by reason of or arising out of or in consequence of: (A) Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) issuing, making payment under, or being a party to, any Non-Substituted Guarantee; or (B) any claim for payment made on Seller, any Selling Sub or any of their Affiliates (other than the Transferred Entities) under a Non-Substituted Guarantee, in the case of clauses (A) and (B), to the extent the events giving rise to the claim under the Non-Substituted Guarantee occurred after Closing; and (iii) Purchaser may, at its option obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Seller, with respect to the obligations covered by each of the Non-Substituted Guarantee and, as and from the date of the delivery of such a letter of credit to the Seller in relation to a Non-Substituted Guarantee, the indemnity in clause 5.10(d)(ii) will cease to apply in relation to that Non-Substituted Guarantee.

         5.11     Use of Names, etc.

         (a) Within 90 days after the Closing Date, Purchaser shall use commercially reasonable efforts to cause the applicable Transferred Entities and Investment Entities to file charter amendments effective within two Business Days after such date of filing changing the names of the Transferred Entities and Investment Entities to names that do not include the words "Lend Lease," or the acronym "LLREI," or any name confusingly or misleadingly similar thereto; provided, that Purchaser shall not be required to make any payment in respect of such actions other than filing fees and expenses. Seller hereby consents to the use of and licenses to Purchaser and its Affiliates the right to continue to use any name which includes the words "Lend Lease," or the acronym "LLREI" for any Transferred Entity or Investment Entity for which consent from a third party for any name change is required and for which Purchaser is not able to obtain such consent after using commercially reasonable efforts to do so; provided that Purchaser shall continue to use its commercially reasonable efforts to obtain such name change, and shall take commercially reasonable efforts to protect Lend Lease and its reputation from any harm relating to the continued use of such name.

         (b) From and after the Closing, each of Seller and the Selling Subs agrees not to use the name "Boston Financial" or any name similar to it in any form whatsoever, including, but not limited to advertising and promotional materials.

         5.12 Obligations with Respect to Certain Entities. Purchaser agrees that, from and after the Closing, Purchaser shall maintain for no additional consideration the corporate Books and Records and file the Tax Returns and other Tax filings of each Person listed in Section 5.12 of the Seller Disclosure Schedule and provide such other services to such Persons to the extent currently being provided by Seller, for as long as Purchaser, any of its Affiliates or any of the Transferred Entities are providing asset management services with respect to the Fund of which such Person is a general partner.

         5.13     Tax Covenants.

         (a) Between the date hereof and the Closing Date, to the extent Seller, any Selling Sub or any director or officer of any of the Transferred Entities has knowledge of the commencement or scheduling of any material Tax audit, the assessment of any material Tax, the issuance of any notice of material Tax due or any bill for collection of any material Tax due or the commencement or scheduling of any other material administrative or judicial proceeding with respect to the determination, assessment or collection of any material Tax of a Transferred Entity, Seller or any director or officer of any of such Transferred Entities shall provide prompt notice to Purchaser of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

         (b) Seller shall not, and shall cause the Transferred Entities not to, take any of the following actions with respect to the Transferred Entities without Purchaser's consent (which consent shall not be unreasonably withheld, conditioned, or delayed):

                  (i)      make, revoke or amend any Tax election;

                  (ii)     amend any Tax Return;

                  (iii) execute any waiver of restrictions on assessment or collection of any Tax;

                  (iv)     make a change in accounting method;

                  (v) enter into or amend any agreement or settlement with any Tax authority;

                  (vi) request or receive any tax opinion from a law firm or accounting firm with respect to the Business; or

                  (vii)    take any action similar to the foregoing.

         5.14     Collection of Business Receivables and Developer
Loans.

         (a) From and after the Closing Date until the date that is 12 months thereafter, Purchaser shall have the sole right and authority to collect, and Seller, the Selling Subs and their Subsidiaries shall not, and shall cause each of its Affiliates not to, directly or indirectly, interfere with or affect Purchaser's efforts to collect the Business Receivables and Developer Loans.

         (b) During such 12-month period, Purchaser shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective as promptly as practicable the collection of the Business Receivables and the Developer Loans; provided, however, that any amounts received by Purchaser from any Person who is the obligor on any uncollected Business Receivable shall be first applied to reduce the Business Receivables and shall be remitted to Seller as provided for in
Section 5.14(c) unless Purchaser is notified by the obligor that such accounts are to be applied in some other manner. Purchaser shall treat all obligations of any obligor as if they were owed to Purchaser and shall not encourage obligors to direct payment to obligations of Purchaser instead of to the Business Receivables.

         (c) Purchaser shall provide to Seller on or before the seventh Business Day of each month a reasonably detailed summary of all payments received during the preceding month. Remittances to Seller from Purchaser pursuant to this Section 5.14(c) shall be made monthly on the seventh Business Day by wire transfer of immediately available funds to an account specified by the Seller.

         (d) Not less than ten Business Days prior to the first anniversary of the Closing Date, Purchaser may elect to purchase all but not less than all of the Business Receivables that remain uncollected as of such date (the "Uncollected Business Receivables") for the aggregate, par value, dollar amount that remains uncollected in respect of the Uncollected Business Receivables (the "Receivables Buyout Price"). If Purchaser does elect to purchase the Uncollected Business Receivables, it shall promptly pay the Receivables Buyout Price to Seller no later than two (2) Business Days after the anniversary of the Closing Date, by wire transfer of immediately available funds to the accounts specified by Seller. If Purchaser does not so elect to purchase, Seller shall retain all rights with respect to the Uncollected Business Receivables, which rights and receivables may be transferred at Seller's sole discretion.

         (e) Not less than ten Business Days prior to the first anniversary of the Closing Date, Purchaser may elect to purchase all but not less than all of the Developer Loans that remain uncollected as of such date (the "Uncollected Developer Loans") for the aggregate dollar amount that remains uncollected in respect of the Uncollected Developer Loans at par value plus any accrued but unpaid interest (the "Developer Loan Buyout Price"). If Purchaser does elect to purchase all of the Uncollected Developer Loans, it shall promptly pay the Developer Loan Buyout Price to the Seller no later than two Business Days after the anniversary of the Closing Date, by wire transfer of immediately available funds to an account specified by Seller. If purchaser does not so elect to purchase, Seller shall retain all rights with respect to Uncollected Developer Loans which rights and loan receivables may be transferred at Seller's sole discretion.

         5.15 Funds Pending Capitalization. Without the prior written consent of Purchaser, such consent not to be unreasonably withheld, each Fund that has not yet been formally created shall not contain in its charter documents any provisions that would (i) require the consent of the limited partners to approve a change of control of the general partner, or (ii) require a removal of the general partner thereof without cause.

         5.16     Transferred Entity Restructuring.

         (a) Prior to Closing Date, Seller shall use commercially reasonable efforts reasonably requested by Purchaser to assist Purchaser in its efforts to acquire all of the outstanding equity interests of BFG Investments, LLC not owned by Seller or any Selling Sub and the General Partner interest in BF California LP. All out-of-pocket costs associated with the acquisition of such interests shall be the sole responsibility of Purchaser.

         (b) Prior to the Closing Date, Seller or its Affiliates shall cause the following entities to be dissolved and final Tax Returns to be filed (if such returns have not already been filed): BF Lansing LP, BF Colorado LP, BF Texas LP, BFTG San Angelo, Inc., BFTG New Orchard, Inc., BFTG Fund Associates, Inc., Boston Financial Greater New York, LP, West Cedar Greater New York, LLC, and Boston Financial GP-I, LLC.

         (c) Prior to the Closing Date, Seller shall use commercially reasonable efforts to carry out such other entity reorganization steps as may be reasonably requested by Purchaser to enable Purchaser to acquire the Business in a tax-efficient manner; it being understood that any costs or expenses associated with such steps shall be borne by Purchaser, and that Seller shall not be required to assist in any reorganization steps that (a) require Seller to expend any funds, (b) have the effect of creating or increasing any potential liability of Seller or its Affiliates or (c) Seller opposes on the basis of a good faith business reason.

         5.17 Bridge Loans and Warehousing Line. Seller shall not amend the terms of or cease to extend credit with respect to any Bridge Loans or amounts of credit outstanding under the Warehousing Line as of the Closing Date, in each case until the earlier of (i) the 185th day following the Closing Date and (ii) such time that such Bridge Loans or such amounts outstanding under the Warehousing Line, as the case may be, are repaid in accordance with their terms. Seller shall fund in accordance with past practice and the applicable contracts any additional amounts needed by Project Partnerships that have, as of the date hereof or the Closing Date, amounts funded under the Warehousing Line until the 185th day following the Closing Date. Notwithstanding the foregoing sentences, Seller shall not be obligated to fund any additional amounts pursuant to this
Section 5.17 or otherwise that would cause the aggregate amount outstanding under the Bridge Loans and the Warehousing Line to exceed the Credit Amount. In the event any additional amounts are needed by Project Partnerships that would cause the aggregate amount outstanding under the Bridge Loans and the Warehousing Line to exceed the Credit Amount at any time prior to the 185th day following the Closing Date, Purchaser shall have the right to purchase any Warehouse Asset from Seller at face value. Purchaser shall repay all amounts outstanding including interest thereon at LIBOR plus 50 basis points under the Bridge Loans and Warehousing Line on the 185th day following the Closing Date, provided that if Purchaser fails to repay any amounts on or prior to such 185th day following the Closing Date with respect to the Bridge Loans and the Warehousing Line, Purchaser shall be in default hereunder and Seller shall be entitled to collect such amounts immediately and Purchaser shall pay all costs of Seller involved in collecting any such amounts from Purchaser or any other party and provided further that any such unpaid amounts shall accrue interest at LIBOR plus 500 basis points until collected. Purchaser shall acquire all outstanding equity interests in TCALP, free and clear of all Liens, from Purchaser on 185th day following the Closing Date for an aggregate purchase price of $10. Prior to the repayment of the Bridge Loan and Warehousing Line, Purchaser shall not take any steps to hold out the Warehouse Assets as their own or perfect a security interest in or assist any third party in perfecting a security interest in any Warehouse Asset. Except as contemplated hereby, all payments or transfers pursuant to this Section 5.17 shall be made free and clear of, and without reduction for or on account of, any charges, fees, levies, deductions or set-offs of any nature or kind.

         5.18 Financial Statements. Seller shall take all actions reasonably requested by Purchaser or its representatives to assist Purchaser in engaging Seller's auditors to prepare any financial statements of the Business that Purchaser reasonably believes are required or prudent to prepare in order for Parent to satisfy the requirements of the Securities and Exchange Act of 1934 with respect to the transactions contemplated by this Agreement. Seller, its Affiliates and its representatives, officers, directors, and employees shall cooperate fully to assist such auditors in preparing the financial statements, which assistance shall include, but shall not be limited to, the preparation and delivery of a management representation letter and other ancillary documents customarily accompanying audited financial statements. All costs incurred by the auditors to prepare such financial statements shall be paid by

Purchaser, subject to Purchaser's right to reimbursement by Seller for 50% of such costs, which reimbursement obligation shall not exceed a maximum amount of $200,000 per fiscal year of financial statements audited and a total maximum contribution amount of $400,000 in the aggregate.

         5.19     HUD Approval Process.

         (a) Except as disclosed in Section 5.19(a) of the Seller Disclosure Schedule, none of the Transferred Entities are or directly own an equity interest in a HUD TPA Entity.

         (b) Other than as set forth in Section 5.19(b), each HUD TPA Entity as of the date hereof: (a) has all necessary consents and approvals of HUD to act as a general partner of each partnership which is an owner of a property with HUD Financing; (b) with respect to each property with HUD Financing, HUD has not received any current physical inspection reviews with a REAC score of less than 60, or any management review that is graded as less than "Satisfactory"; (c) has no "flags" or limited denials of participation, suspensions or debarments currently in effect under the HUD 2530 Previous Participation Clearance Procedures or any other applicable HUD regulations;(d) has not been notified by HUD of any matters currently pending before the HUD Departmental Enforcement Center; (e) has not received any notice from HUD with respect to any audited financial statement for any year prior to 2003; and (f) has filed all annual audited financial statements in the timeframe required by HUD for the calendar year 2002 and prior years.

         (c) Seller shall provide to Purchaser all documents and materials reasonably requested by Purchaser in support of the TPA applications required to obtain TPA Approval for the transfer of interests in the HUD TPA Entities. Seller shall assist and cooperate with Purchaser in the preparation of the TPA applications and, upon the request of Purchaser, shall execute the TPA applications, any affidavit of consideration required for the TPA applications and any other documents requested by Purchaser or HUD in connection with obtaining TPA Approval.

         (d) Section 5.19(d) of the Seller Disclosure Schedule sets forth the name of each Fund or Transferred Entity which owns an equity interest in a Project Partnership which is the subject of HUD Financing, along with the name of such Project Partnership and the type of HUD Financing ("2530 Entities").

         (e) Seller shall provide to Purchaser all documents and materials reasonably requested by Purchaser to obtain HUD's Previous Participation Clearance and approval for the 2530 Entities. Seller shall assist and cooperate with Purchaser in preparation of the Form 2530's.

         5.20     Approval of Transaction; No Solicitation of Competing
Transaction.

         (a) Seller will advise Purchaser of any communications between Seller and the Australian Stock Exchange (the "ASX") with respect to any requirement that the transactions contemplated by this Agreement be submitted to Seller's stockholders for approval (the "Seller Stockholder Approval"), and promptly shall provide to Purchaser copies of any written correspondence. If Seller is notified by the ASX that Seller Stockholder Approval is required, Seller shall promptly take all lawful action to convene and hold a general meeting of the stockholders of Seller as soon as practicable, but in no event later than 50 Business Days after the date of such notification (the "Seller Stockholders Meeting"), and shall take all lawful action to solicit Seller Stockholder Approval. Seller's board of directors shall recommend the approval of this Agreement by Seller's stockholders and, subject to Section 5.20(c), shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Purchaser such recommendation or (ii) take any action or make any statement in connection with the Seller Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Seller

Recommendation"); provided, however, any statement under clause (ii) will not be deemed a Change in the Seller Recommendation, provided, that (A) such statement is taken or made after consultation with Australian counsel of Seller, to the effect that such statement is required for the directors of Seller to comply with their statutory and fiduciary duties under applicable law, (B) if a publicly disclosed Acquisition Proposal has been made and not rescinded, such statement shall not relate to such public proposal other than any factual statement required by any Governmental Entity and shall in any event include a rejection of such public proposal and (C) such statement also includes a reaffirmation of the approval of Seller's board of directors of the transactions contemplated under this Agreement and recommendation to Seller's stockholders to adopt this Agreement; provided, further, that Seller's board of directors may make a Change in the Seller Recommendation pursuant to Section 5.20(c) hereof. Notwithstanding any Change in the Seller Recommendation, after notice of the Seller Stockholders Meeting has been given to Seller's stockholders, this Agreement shall be submitted to Seller's stockholders at the Seller Stockholders Meeting for the purpose of adopting this Agreement and receiving any required Seller Stockholder Approval for the transactions contemplated under this Agreement and nothing contained herein shall be deemed to relieve Seller of this obligation.

         (b) Each of Seller, the Selling Subs, the Transferred Entities and their Affiliates agrees that neither it nor any of its directors and officers shall, and that it shall use its best efforts to cause the employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, an Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement any Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or stock exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

         (c) Notwithstanding anything in this Agreement to the contrary, Seller and its board of directors shall be permitted to (A) effect a Change in the Seller Recommendation or (B) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited, bona fide, written Acquisition Proposal by any party first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (A) or (B) above:

                  (i) the party making the Acquisition Proposal is an entity with which Seller has not engaged, directly or indirectly, in substantial discussions with respect to an Acquisition Proposal at any time during the six months immediately prior to the date hereof;

                  (ii) the Seller Stockholders Meeting shall not have occurred;

                  (iii) Seller has complied in all respects with this Section 5.20;

                  (iv) Seller's board of directors, on the written advice of outside counsel (a copy of which has been delivered by Seller to Purchaser), determines in good faith that failure to take such action would result in a breach of its statutory and fiduciary duties under applicable law;

                  (v) in the case only of clause (A) above, (I) Seller has received an unsolicited, bona fide, written Acquisition Proposal from a third party and Seller's board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Competing Acquisition Proposal (after giving effect to all of the concessions that may be offered by the other party hereto pursuant to clause III below),

(II) it has notified Purchaser, at least five Business Days in advance, of its intention to effect a Change in the Seller Recommendation, specifying the material terms and conditions of such Superior Competing Acquisition Proposal and furnishing to the other party to this Agreement a copy of any relevant proposed transaction agreements with the party making such Superior Competing Acquisition Proposal and any other material documents received by it or its representatives, and (III) prior to effecting such a Change in the Seller Recommendation, it has, and has caused its financial and legal advisors to, negotiate with the other parties hereto in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Competing Acquisition Proposal;

                  (vi) in the case of clause (B) above, Seller's board of directors concluded in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Competing Acquisition Proposal (taking into account the terms of the Acquisition Proposal, the identity of the Person making the Acquisition Proposal, the ability of such Person to effect a Superior Competing Acquisition Proposal, and all other relevant factors), and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such Person, Seller's board of directors receives from such Person an executed confidentiality agreement having provisions that are no more favorable to such Person than those contained in the Confidentiality Agreement; and

                  (vii) in the case of clause (B) above, Seller notifies Purchaser, as promptly as practicable (and in any event within 24 hours of providing any confidential information or data to any Person or entering into discussions or negotiations with any Person), of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence and copies of any written or electronic materials provided to such Person). Seller agrees that it will promptly keep Purchaser informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

         (d) Each of Seller, the Selling Subs, the Transferred Entities and their Affiliates agrees that (i) it will, and will cause its directors, officers and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal,
(ii) it will immediately cease and cause its subsidiaries, its affiliates, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and
(iii) it will not release any third party from, or waive any provisions of, any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Seller, the Selling Subs, the Transferred Entities and their Affiliates agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and their representatives of the obligations undertaken in this Section 5.20.

         (e) Nothing in this Section 5.20 shall affect any other obligation of the parties hereto under this Agreement.

         (f) Any disclosure made pursuant to clause (A) of Section 5.20(c) shall be deemed to be a Change in the Seller Recommendation unless Seller's board of directors expressly reaffirms the Seller Recommendation.

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

         5.21 IT Transition Assistance. From and after the date of this Agreement, Seller shall cause the relevant employees of Seller and its Affiliates to provide all assistance reasonably required in connection with the transition of the information and technology services identified on Schedule 1 to the Information and Transition Services Agreement to Purchaser or its Affiliates at the earliest practicable date on or after the Closing Date; provided, that the provision of such assistance shall not materially interfere with the ability of such employees to perform services for Seller; and provided, further, that Purchaser shall reimburse Seller for (i) out-of-pocket costs to Seller and (ii) incremental costs to Seller, in each case incurred in connection with the provision of such assistance, as set forth in the Information and Transition Services Agreement. Purchaser shall use its commercially reasonable efforts to ensure the continuation of services to the businesses of Seller and its Affiliates other than the Business.

         5.22 Legal Opinion. Seller shall use commercially reasonable efforts to cause Nixon Peabody LLP (or such other counsel as may be selected by Seller and consented to by Purchaser, such consent not to be unreasonably withheld) to render at the Closing a legal opinion in form and substance reasonably acceptable to Purchaser as to the matters set forth on the attached Exhibit C. Seller shall permit any counsel selected pursuant to the previous sentence to conduct customary diligence in connection with such legal opinion and shall provide such customary certificates of officers of Seller and the Selling Subs as such counsel may request; provided, that Purchaser will reimburse Seller for all fees and expenses of such counsel in excess of $20,000.

         5.23 Ambac V. If Purchaser syndicates Lend Lease Ambac Affordable Housing V Limited Partnership after the Closing and prior to August 31, 2003, Purchaser shall pay to Seller, within 10 Business Days of receipt thereof, an amount of syndication fees equal to the lesser of the amount by which Seller's syndication revenue with respect to the six-month period ending June 30, 2003 was less than $10,000,000 and the syndication fees earned by Purchaser from the syndication of Lend Lease Ambac Affordable Housing V Limited Partnership.

                                   ARTICLE VI

                           EMPLOYEE MATTERS COVENANTS

         6.1      Employees and Compensation.

         (a) Seller will provide that no later than immediately prior to the Closing, the employment of the employees of Seller and its Affiliates whose employment primarily consists of performing services for the Business shall be transferred to a Transferred Entity. Section 6.1(a) of the Seller Disclosure Schedule sets forth a complete list of the current employees of Seller and its Affiliates whose employment primarily consists of performing services for the Business and who will be transferred to, or otherwise employed by, a Transferred Entity pursuant to the preceding sentence, and such Schedule 6.1(a) shall be updated on the last Business Day prior to the Closing Date to reflect changes in such employee group. As of the Closing Date, Purchaser shall cause the Transferred Entities to continue the employment of each Transferred Entity Employee. The provisions of this Article VI pertaining to the employment of Transferred Entity Employees are solely for the benefit of the parties to the Agreement, and no employee or former employee of the Business or any other individual associated therewith or any other party shall be regarded for any purpose as a third-party beneficiary of the Agreement as a result of this
Article VI. Nothing contained in this Agreement will be deemed to cause any Transferred Entity Employee's employment on or after the Closing to be other than on an "at will" basis.

         (b) As of the Closing Date, Purchaser shall provide, or shall cause the Business to provide, the Transferred Entity Employees with compensation (including bonuses, commissions and/or other incentive opportunities) and employee benefits that in the aggregate are not materially less favorable than the compensation and benefits provided by Purchaser to similarly situated employees of Purchaser and its Affiliates.

         (c) Effective as of the Closing Date, Seller and its Affiliates shall (i) suspend the participation of all Transferred Entity Employees in the Seller FY '02 LTIP (the "LTIP") and the Seller FY '02 Retention Plan (the "Retention Plan") such that no additional awards will accrue there-under to Transferred Entity Employees and (ii) determine and fix the value of the awards held by the Transferred Entity Employees as of the Closing Date under the LTIP and Retention Plan based upon the closing price of Seller ordinary shares on the Australian Stock Exchange on the Closing Date. Seller shall pay in cash (less required withholding taxes) to each such Transferred Entity Employee, with respect to awards held under the LTIP or Retention Plan as of the Closing Date, one-third (1/3) of the value as of the Closing Date of each award under the LTIP and one-half (1/2) of the value as of the Closing Date of each award under the Retention Plan. Seller shall make such payments as soon as practicable following the Closing Date. Purchaser shall pay in cash (less required withholding taxes) two-thirds (2/3) of the value as of the Closing Date of each award under the LTIP and one-half (1/2) of the value as of the Closing Date of each award under the Retention Plan held by a Transferred Entity Employee as of the Closing Date to each-such Transferred Entity Employee if and only if such Transferred Entity Employee remains employed with Purchaser or its Affiliates until the first anniversary of the Closing Date. Purchaser shall make such payments as soon as practicable following the first anniversary of the Closing Date. Purchaser and Seller shall use all reasonable efforts to cause the Transferred Entity Employees who are participants in the LTIP and/or Retention Plan to consent to the treatment of their awards under the LTIP and Retention Plan as set forth in this Section 6.1(c). In the event such consent is not received from any such Transferred Entity Employee (or approval to these modifications by the Seller's Board of Directors is not received), then Purchaser shall pay two-thirds (2/3) of each payment due under the terms of the LTIP and one-half (1/2) of each payment due under the terms of the Retention Plan on the date payments are otherwise payable with respect to each award, but in no event shall Purchaser be obligated to pay any amount in excess of the amount Purchaser would have been obligated to pay under this Section 6.1(c) had such waivers and consents been obtained. Seller shall be solely responsible for any amounts owed to such individual in excess of the amounts payable by Purchaser described in this
Section 6.1(c). Seller agrees that Purchaser shall not assume or be deemed to assume the LTIP or the Retention Plan for any purpose, other than to make the payments set forth in this Section 6.1(c).

         (d) Effective as of the Closing Date, Seller and its Affiliates shall cause each payment (a "MIAP Payment") distributable after Closing to a Transferred Entity Employee pursuant to Article III of the Purchase and Sale Agreement by and among LLUS and The Boston Financial Group Limited Partnership, dated as of October 8, 1999, to become payable to such Transferred Entity Employee if and only if such Transferred Entity Employee either (i) remains employed with Purchaser until the date such MIAP Payment would otherwise be distributable, treating service with Purchaser as if it were service with Seller or its Affiliates, or (ii) is terminated by Purchaser other than "for cause" (as defined in such Purchase and Sale Agreement). As soon as practicable after each such MIAP Payment becomes payable, Purchaser shall pay to the extent earned such MIAP Payment in cash (subject to required withholding) to the applicable Transferred Entity Employee, and Seller shall, upon receipt of appropriate documentation evidencing such payment, reimburse Purchaser for 50% of the amount of such payment. Thereafter, Purchaser shall indemnify and hold Seller and its Affiliates harmless with respect to any liability in connection with any MIAP Payment. Seller and Purchaser and their respective Affiliates shall cooperate in determining the individuals to whom such payments are due.

         (e) Effective as of the Closing Date, Seller shall, or shall cause one of its Affiliates to, suspend the participation of the Transferred Entity Employees in each of the "HCI Short-Term Incentive Plan for Non-Originators" and the "HCI Short-Term Incentive Plan for Deal and Capital Originators" (the "Seller STIC Plans") such that no additional awards will accrue there-under to such Transferred Entity

Employees following the Closing Date. Seller shall accrue an amount on the Statement of Selected Assets equal to the amount accrued under the Seller STIC Plans with respect to Transferred Entity Employees through the Closing Date (and Seller shall take into account the historical practices of Seller under the Seller STIC Plans in determining the accruals under the Seller STIC Plans and shall consult with appropriate management of the Transferred Entities in making such accruals). Purchaser will pay such amounts reflected on the Statement of Selected Assets pursuant to this Section 6.1(e) in accordance with the terms of the Seller STIC Plans. Seller agrees that Purchaser shall not assume or be deemed to assume the Seller STIC Plans other than to make the payments set forth in this Section 6.1(e).

         (f) Effective as of the Closing Date, Seller and its Affiliates shall (i) suspend the participation of all Transferred Entity Employees in the Seller FY '01 LTIP such that no additional awards will accrue thereunder to Transferred Entity Employees and (ii) cause all awards under the Seller FY '01 LTIP to become 100% vested. On or as soon as practicable after the Closing Date, Seller shall pay to the extent earned all awards payable under the Seller FY '01 LTIP in cash (subject to required withholding) to the Transferred Entity Employees who are eligible for such awards under the terms of the Seller FY '01 LTIP as in effect immediately prior to the Closing Date, and shall indemnify and hold Purchaser, the Transferred Entity and its Affiliates harmless with respect to any future liability in connection with such awards.

         (g) Effective as of the Closing Date, Seller shall, or shall cause one of its Affiliates to (i) suspend the participation of all Transferred Entity Employees in the "Lend Lease (US) Employee Incentive Share Plan" (the "Seller Share Plan") as of the Closing such that no additional benefits will accrue thereunder to Transferred Entity Employees and (ii) cause all accounts and rights of Transferred Entity Employees under the Seller Share Plan to become 100% vested. On or as soon as practicable after the Closing Date, Seller shall pay in cash (subject to required withholding) all awards under the Seller Share Plan to the Transferred Entity Employees who are eligible for such awards under the terms of the Seller Share Plan as in effect immediately prior to the Closing Date, and shall indemnify and hold Purchaser and its Affiliates harmless with respect to any future liability in connection with such awards.

         (h) Effective as of the Closing Date, Seller and its Affiliates shall cause the outstanding account balances of Transferred Entity Employees under the Lend Lease Real Estate Investments Executive Deferred Compensation Plan (the "Seller DCP") to become 100% vested.

         6.2      Welfare Benefits Plans.

         (a) Except as otherwise provided in this Section 6.2 and without limiting the generality of Section 6.1(b), the participation by Transferred Entity Employees in Welfare Plans maintained by Seller and its Affiliates shall cease at the Closing. Subject to the provisions of this Section 6.2, Purchaser shall permit each Transferred Entity Employee to enroll as of the Closing in Welfare Plans that are offered by Purchaser to its similarly situated employees.

         (b) Except as otherwise provided in Sections 6.2(e) and 6.2(f), notwithstanding anything in this Article VI to the contrary, with respect to claims arising under any Welfare Plan of Seller and its Affiliates, (i) Seller and its Affiliates shall be solely responsible for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Entity Employee and his or her beneficiaries or dependents before the Closing Date and (ii) Purchaser shall be solely responsible for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Entity Employee and his or her beneficiaries or dependents on or after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medications are prescribed, and not when the condition arose.

         (c) With respect to the coverage of the Transferred Entity Employees under Purchaser's Welfare Plans, (i) each such Transferred Entity Employee's service with Seller and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Purchaser's Welfare Plans; (ii) limitations on benefits due to pre-existing conditions shall be waived for any Transferred Entity Employee enrolled in any Welfare Plan maintained by Seller or its Affiliates as of the Closing Date to the extent such limitations do not then apply under Seller's or its Affiliate's Welfare Plans, or to the extent required under applicable Law; and (iii) any out-of-pocket annual maximums and deductibles taken into account under the Seller Group Health Plan for any Transferred Entity Employee in the calendar year which contains the Closing Date shall be credited under Purchaser's Welfare Plans for the same calendar year. With respect to aggregate lifetime maximum benefits available under Purchaser's Welfare Plans, a Transferred Entity Employee's prior claim experience under any of the component pro-grams of the Welfare Plan maintained by Seller and its Affiliates will not be taken into account.

         (d) With respect to the Seller Group Health Plan, Seller and its Affiliates shall cause their records as to the length and dates of each group health plan participant's (and covered dependents') creditable coverage, within the meaning of HIPAA, to be transferred to Purchaser. For this purpose, participants shall mean Transferred Entity Employees with respect to whom Seller and its Affiliates have any current or potential HIPAA responsibilities as of or after the Closing Date. To the extent required by law, Purchaser shall be responsible for providing timely certificates of creditable coverage (within the meaning of HIPAA) to all Transferred Entity Employees (and covered dependents) and other participants (and covered dependents), with such certificates to include and aggregate each such employee's (and covered dependents') period of creditable coverage under both the Seller Group Health Plan and Purchaser's group health plans; provided, however, that Purchaser's obligation with respect to creditable coverage earned by individuals while they were employed by Seller and its Affiliates shall be limited to the data provided to Purchaser by Seller and its Affiliates.

         (e) Beginning as of the Closing, Purchaser or the applicable Transferred Entity shall be responsible for providing the notices and making available the health care continuation coverage, all as required by Section 4980B of the Code, for all Transferred Entity Employees and their covered dependents whose qualifying events (as defined in Section 4980B of the Code) occur on or after the Closing Date; provided, however, that Seller and its Affiliates shall provide Purchaser with the records necessary to identify and administer such responsibilities.

         (f) Notwithstanding anything herein to the contrary, if any Transferred Entity Employee has become disabled (within the meaning of the applicable short-term and/or long-term disability plan of Seller and its Affiliates) on or prior to the Closing Date, any short-term and/or long-term disability salary continuation benefits and welfare benefits relating to such disability shall be paid under their terms immediately before the Closing and, beginning as of the Closing, short-term disability benefits shall be the sole responsibility of Purchaser; provided, however, that Purchaser shall not have any obligation to provide any long-term disability benefits to any Transferred Entity Employee.

         (g) From and after the Closing Date, (i) Purchaser shall assume and honor and shall cause the Transferred Entities to honor, all vacation days of the Transferred Entity Employees that accrued prior to the Closing Date in the calendar year which contains the Closing Date, and (ii) Purchaser shall sponsor a vacation pay policy that applies to each Transferred Entity Employee and shall take into account service with Seller and its Affiliates as provided in Section 6.4(a). With respect to unused vacation days of the Transferred Entity Employees that accrued in any calendar year ending prior to the Closing Date, each Transferred Entity Employee shall be paid by Seller or its Affiliates in cash on or as soon as practicable after the Closing Date for the number of such unused vacation days in excess of the number of days which may be "carried over" under Purchaser's vacation policy, which the parties hereto agree is 10 days, to the extent credited under the vacation pay policy of Seller or its Affiliates. The cost of vacation days accrued under the vacation pay policy of Seller or its Affiliates which may be "carried over" under Purchaser's vacation policy will be accrued on the Statement of Selected Assets.

         (h) Seller and its Affiliates and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing, (i) the account balances (whether positive, in which case Seller will transfer cash equal to such balance, or negative, in which case Purchaser will transfer cash equal to such balance) under the Seller FSAs of the Transferred Entity Employees who are participants in the Seller FSAs (the "Covered Employees") shall be transferred to one or more comparable plans of Purchaser to the extent Purchaser offers such benefits (collectively, the "Purchaser Flex Plans"); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Purchaser Flex Plans in the same manner as under the Seller FSAs to the extent Purchaser offers such benefits; and (iii) the Covered Employees shall be reimbursed from the Purchaser Flex Plans for claims incurred at any time during the plan year of the Seller FSA in which the Closing Date occurs and submitted to the Purchaser Flex Plans from and after the Closing Date substantially on the same basis, terms and conditions as under the Seller FSAs to the extent Purchaser offers such benefits.

         (i) Purchaser shall be responsible for making tuition reimbursements or adoption assistance payments to any Transferred Entity Employees who (i) obtained all necessary approval under the applicable tuition reimbursement plan or adoption assistance plan of Seller and its Affiliates prior to the Closing, and (ii) satisfy all necessary requirements for reimbursement under such plans after the Closing.

         (j) Purchaser shall provide each Transferred Entity Employee whose employment is terminated during the twelve-month period ending on the first anniversary of the Closing Date severance pay and benefits equal to the greater of (i) the severance pay and benefits to which such Transferred Entity Employee would have been entitled under the Seller Severance Plan as in effect prior to the Closing Date, and (ii) any severance pay and benefits to which such Transferred Entity Employee is entitled under Purchaser's severance plans for which similarly situated Purchaser employees are eligible, counting both service with Seller and its Affiliates and service with Purchaser for purposes of eligibility and valuation.

         6.3      Qualified Retirement Plans.

         (a) As of the Closing Date, the Transferred Entity Employees shall become members of the class of employees eligible to participate in Purchaser 401(k) Plan. If a Transferred Entity Employee has sufficient service (taking into account service credited pursuant to Section 6.4(a)) under the Purchaser 401(k) Plan, such Transferred Entity Employee shall be allowed to enter active participation in the Purchaser 401(k) Plan as of the Closing Date. Service credited to a Transferred Entity Employee under the Seller Investment Plan as of the Closing shall be credited to such Transferred Entity Employee under the Purchaser 401(k) Plan for all purposes.

         (b) Seller shall take all actions necessary so that as of the Closing Date, the account balances of all Transferred Entity Employees under the Seller Investment Plan and the Seller Profit Sharing Plan shall be 100% vested. As soon as practicable following the Closing Date, Seller and its Affiliates shall cause the account balances of the Transferred Entity Employees in the Seller Investment Plan and the Seller Profit Sharing Plan to be distributed in accordance with the terms of such plans (upon the Transferred Entity Employees terminating employment or having been severed from employment within the meaning of such plans), and to the extent permitted under applicable law, Purchaser shall permit Transferred Entity Employees who are participants in such plans and who are employed by Purchaser following the Closing Date to rollover such distributions (including a rollover of outstanding participant loans) into Purchaser 401(k) Plan.

         6.4      Miscellaneous Employee Issues.

         (a) For all purposes, under the employee benefit plans, practices or arrangements of Purchaser and its Affiliates providing benefits to any Transferred Entity Employee after the Closing Date, each Transferred Entity Employee shall be credited with all years of service for which such Transferred Entity Employee was credited before the Closing Date under any similar employee benefit plans, practices or arrangements of Seller or its Affiliates, except for purposes of benefit accrual under any defined benefit plan.

         (b) Beginning at the Closing, all Transferred Entity Employees shall be eligible for coverage under Purchaser's workers' compensation insurance. Seller and its Affiliates shall remain responsible and retain liability for workers' compensation Claims and all other Claims relating to occupational illnesses and injuries incurred before the Closing (regardless of when such claims are reported).

Notwithstanding any other provision of this Article VI, Purchaser and Seller and their respective Affiliates shall cooperate in the timely transfer of all data and information necessary for Purchaser to fulfill its obligations to provide benefits or payments to Transferred Entity Employees as provided for in this
Article VI.

                                  ARTICLE VII

                                   TAX MATTERS

         7.1      Tax Indemnity by Seller. Except as otherwise provided in
Section 7.4 and except to the extent reflected as a liability of a Transferred Entity, excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income, on the Financial Statements, Seller shall promptly pay or cause to be paid, and shall indemnify Purchaser and each of its Subsidiaries and Affiliates (including the Transferred Entities after the Closing Date) (each a "Purchaser Tax Indemnitee") and hold each Purchaser Tax Indemnitee harmless from and against (i) any and all Taxes of or with respect to the Transferred Entities for any Pre-Closing Period (other than (a) any Taxes arising from any action or transaction by Purchaser or its Affiliates (including the Transferred Entities) outside of the ordinary course of business on the Closing Date after the Closing or (b) any Taxes that result from an actual or deemed election under Section 338 of the Code (or any similar provision of state, local or foreign law) with respect to any of the Transferred Entities other than the 338(h)(10) Election Subsidiaries), (ii) any Taxes of another Person claimed from any of the Transferred Entities as a result of any of the Transferred Entities being included prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise, and (iii) any reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred by a Purchaser Tax Indemnitee in connection with the foregoing (the foregoing clauses
(i), (ii) and (iii) collectively, "Excluded Taxes"). For the avoidance of doubt, any deferred intercompany gains or excess loss account inclusions resulting from the deconsolidation of the Transferred Entities shall be considered Excluded Taxes. Payment in full of any amount due from Seller under this Section 7.1 shall be made to the appropriate Purchaser Tax Indemnitee in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen
(15) days after written demand is made for such payment.

         7.2      Tax Indemnity by Purchaser. Except as otherwise provided in
Section 7.4, Purchaser shall pay or cause to be paid, and shall indemnify Seller and each of its Subsidiaries and Affiliates (other than the Transferred Entities) (each a "Seller Tax Indemnitee") and hold each Seller Tax Indemnitee harmless from and against any and all Taxes, other than Excluded Taxes, including (a) any and all Taxes arising from any action or transaction by Purchaser or its Affiliates outside of the ordinary course of business on the Closing Date after the Closing and (b) any Taxes that result from an actual or deemed election under Section 338 of the Code (or any similar provision of state, local or foreign law) with respect to any of the Transferred Entities other than the 338(h)(10) Election Subsidiaries. Payment in full of any amount due from Purchaser under this Section 7.2 shall be made to the appropriate Seller Tax Indemnitee in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

         7.3 Allocation of Certain Taxes. To the extent permitted or required by law or administrative practice, the taxable year of each of the Transferred Entities which includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of Sections 7.1 and 7.2, where it is necessary to apportion between Seller and Purchaser the Tax liability of or relating to any of the Transferred Entities for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing
Date), any income or similar Tax liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books as of the end of the Closing Date and any other Tax liability shall be apportioned by reference to the relative number of days in the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date.

         7.4 Transfer Taxes. All transfer, sales, use, registration, value added and similar taxes ("Transfer Taxes") applicable to or resulting from the transactions contemplated by this Agreement shall be borne equally by Seller, on the one hand, and Purchaser on the other. Seller and Purchaser shall cooperate with each other and use their commercially reasonable best efforts to minimize such Transfer Taxes. The party responsible under the applicable Transfer Tax law for paying a Transfer Tax (the "Transfer Tax Party") shall make due and timely payment of the Transfer Tax to the applicable Governmental Entity, provided that the other party, upon timely notice from the Transfer Tax Party, pays the Transfer Tax Party, no later than two (2) Business Days prior to the date such Transfer Tax is due, such other party's 50% share of such Transfer Tax.

         7.5 Filing Responsibility. (a) Seller shall timely prepare and, with Purchaser's cooperation, timely file (i) any combined, consolidated or unitary Tax Returns that include Seller or any of its Subsidiaries (other than the Transferred Entities), on the one hand, and any of the Transferred Entities, on the other hand and (ii) all Tax Returns that are required to be filed by or with respect to any of the Transferred Entities for taxable periods ending on or before the Closing Date. Purchaser shall have at least thirty (30) days to review all such Tax Returns relating solely to the Transferred Entities. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Purchaser's consent (which consent shall not be unreasonably withheld). An exact copy of any such Tax Return filed by Seller and evidence of payment of such Taxes shall be provided to Purchaser no later than ten Business Days after such Tax Return is filed.

         (b) Purchaser shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 7.5(a) and subject to Section 7.5(c), file or cause to be filed all other Tax Returns with respect to the Transferred Entities.

         (c) In the case of any Tax Return which Purchaser is responsible for preparing under Section 7.5(b), (i) for a Straddle Period or (ii) with respect to Excluded Taxes, Purchaser shall, or shall cause the Transferred Entities to deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of such proposed Tax Return (accompanied, in the case of any

Tax Return for a Straddle Period, by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least thirty (30) Business Days prior to the due date (giving effect to any validly obtained extension thereof). For the avoidance of doubt, no Tax Return prepared pursuant to this Section 7.5(c) shall be filed unless it shall have been approved by Seller. No later than five (5) Business Days prior to the due date of such Tax Return, Seller shall pay to Purchaser the amount of Taxes shown due which is attributable to the Pre-Closing Period.

         7.6      Refunds and Credits.

         (a) Seller shall be entitled to any refunds or credits of or against any Excluded Taxes (except for the portion of any such refund or credit reflected as an asset on the Financial Statements). Purchaser shall be entitled to any refunds or credits of or against any and all Taxes, other than Excluded Taxes. For purposes of this Section 7.6, any refund or credit attributable to a Straddle Period shall be apportioned between the Seller and the Purchaser in the manner set forth in Section 7.3 hereof.

         (b) Purchaser shall cause the Transferred Entities promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Article VII) after receipt thereof.

         (c) Purchaser agrees that none of the Transferred Entities shall elect to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date and which relates to or affects any Excluded Tax ("Subsequent Loss") into any taxable period ending on or before the Closing Date. If a Subsequent Loss is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund of Taxes realized as a result thereof.

         7.7      Tax Contests.

         (a) If any taxing authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

         (b) Seller shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any taxing authority that relates in whole or in part to any Tax for which Seller is obligated to indemnify Purchaser under this Agreement (a "Tax Proceeding") in respect of any of the Transferred Entities for any taxable period that ends on or before the Closing Date; provided, however, that (i) Seller shall inform Purchaser in a timely manner and in reasonable detail about the conduct of such Tax Proceeding, (ii) Purchaser shall have the right to observe the conduct of the Tax Proceeding (through attendance at meetings) at its own expense, including through its own counsel and other professional experts, (iii) Seller shall defend such Tax Proceeding diligently and in good faith as if it were the sole party in interest in any such Tax Proceeding, (iv) Seller shall consider in good faith the reasonable requests of Purchaser concerning the conduct of such Tax Proceeding, (v) in the case of any Tax Proceeding other than a Tax Proceeding with respect to a consolidated, combined or unitary Tax Return, Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld) if such action would have a Material Adverse Effect on Purchaser or any Transferred Entity, and (vi) if Seller does not assume control of, or abandons, such Tax Proceeding, Purchaser may defend the same in such manner as Purchaser deems appropriate, including settling such Tax Proceeding, after ten (10) Business Days prior written notice to Seller setting forth the terms and conditions of settlement; provided further, however, that the maximum amount for which Seller would be obligated to indemnify Purchaser in such case would be the amount of Taxes that Seller otherwise would have been obligated to pay Purchaser under this Agreement, as determined at the time that Purchaser assumed control, had Purchaser not assumed control.

         (c) In the case of a Tax Proceeding for a Straddle Period of any of the Transferred Entities, the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-Controlling Party or any of its Affiliates. "Controlling Party" shall mean whichever of Seller or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and "Non-Controlling Party" shall mean whichever of Seller or Purchaser is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

         (d) Purchaser shall have the right to control, at its own expense, any Tax Proceeding involving the Transferred Entities (other than any Tax Proceeding described in Section 7.7(b) or (c)).

         7.8 Purchaser Consolidated, Combined and Unitary Returns. Notwithstanding any other provision of this Agreement, (a) Purchaser shall be entitled to control in all respects, and neither Seller, nor any Affiliate of Seller shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Purchaser or Purchaser Sub and (b) Purchaser and its Affiliates shall not be required to provide any person with any consolidated, combined or unitary Tax Return or copy thereof that includes Purchaser or Purchaser Sub; provided, however, that to the extent that such Tax Returns would be required to be delivered but for this
Section 7.8(b), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Transferred Entities.

         7.9 Seller Consolidated, Combined and Unitary Returns. Notwithstanding any other provision of this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Seller or any of the Selling Subs and (b) Seller shall not be required to provide any person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller or any of the Selling Subs; provided, however, that to the extent that such Tax Returns would be required to be delivered but for this
Section 7.9(b), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Transferred Entities.

         7.10     Cooperation and Exchange of Information. Not more than sixty
(60) days after the receipt of a customary package of Tax information materials from Seller, Purchaser shall, and shall cause

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

its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller's past practice; provided, that the preparation of such Tax information materials shall not unreasonably interfere with the day-to-day responsibilities of Purchaser's employees or the employees of the Transferred Entities; and, provided, further, that Seller shall reimburse Purchaser for Purchaser's reasonable out-of-pocket expenses incurred in providing such Tax information materials, but only to the extent such expenses would not have been incurred but for Purchaser's obligation pursuant to this Section 7.10. In addition, each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation and information shall include providing reasonably requested powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party's own expense.

         7.11 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller or any of its Affiliates (other than the Transferred Entities) on the one hand and any of the Transferred Entities on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

         7.12 Timing Differences. Purchaser agrees that if as the result of any audit adjustment (or adjustment in any other Tax Proceeding) (a "Tax Adjustment") (a) the Tax liability which is allocated to the Seller under
Section 7.1 with respect to any Transferred Entity is increased for a Pre-Closing Period, and (b) the Tax liability which is allocated to the Purchaser under Section 7.2 with respect to any Transferred Entity for a Post-Closing Period is decreased, then, when and to the extent that the Purchaser (or the relevant Transferred Entity) derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), the Purchaser shall promptly pay to Seller an amount equal to such refund, reduction or credit.

         7.13 Disputes. In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes or indemnification or any matter relating to Taxes, the parties shall cooperate in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by Purchaser and Seller for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent account firm in resolving this dispute shall be borne equally by Seller and Purchaser.

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

         7.14 Coordination. Claims for indemnification with respect to Taxes shall be governed by this Article VII and Section 10.6 (but not any other provision of Article X).

         7.15 Survival. The representations, warranties, agreements, covenants and indemnification matters contained in this Article VII of this Agreement shall survive the Closing Date until 30 Business Days after the expiration of the applicable statutory periods of limitation.

         7.16 Tax Treatment of Payments. Seller, Purchaser and the Transferred Entities shall treat any and all payments under Section 2.3, Section 2.8, Section 6.1(e), Section 6.1(f), this Article VII or Article X as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

         7.17 Escheat. Notwithstanding any other provision of this Agreement, Seller shall have no liability in connection with, and Purchaser shall be responsible for and shall hold the Seller Tax Indemnitees harmless against, any claims for or with respect to abandoned, unclaimed or escheatable property, arising after the Closing Date, to the extent such claims relate to or are attributable to any of the Transferred Entities.

         7.18 Section 338(h)(10) Elections. At the final determination of Purchaser, Lend Lease (US), Inc., Purchaser and Purchaser Subs, as applicable, will join in making timely and irrevocable elections under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (each, a "338(h)(10) Election") with respect to the purchase and sale of the stock of each Transferred Entity set forth in Section 7.18 of the Seller Disclosure Schedule (the "338(h)(10) Election Subsidiaries"). Each of Seller and Purchaser shall, and shall cause their respective Affiliates to, (a) treat the 338(h)(10) Elections as valid, (c) file all Tax Returns in a manner consistent with such 338(h)(10) Elections and (c) take no position contrary thereto, except to the extent required to do otherwise pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision) (a "Determination"). With respect to each 338(h)(10) Election, Seller and Purchaser shall agree on (i) the aggregate deemed sale price (as defined in Treasury Regulation Section 1.338-4) (the "ADSP") and (ii) the allocation of the ADSP among the assets of each of the 338(h)(10) Election Subsidiaries (collectively, the "338(h)(10) Election Allocations"). The 338(h)(10) Election Allocations shall be reasonable and shall be determined in accordance with Section 338 of the Code and the applicable Treasury Regulations thereunder. Purchaser and Seller shall jointly prepare, or cause their respective Affiliates to prepare, consistent with the 338(h)(10) Election Allocations, any form or document required to effect a valid and timely 338(h)(10) Election. Except as may be required by a Determination, Seller and Purchaser shall file, or cause to be filed, all Tax Returns in a manner consistent with the 338(h)(10) Election Allocations.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS TO CLOSE

         8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

         (a) No statute, rule, regulation, executive order, decree, ruling, injunction or other order ("Order") shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby; and

         (b) Seller shall have obtained all Required Governmental and Stockholder Approvals.

         8.2 Conditions to Purchaser's Obligation to Close. Purchaser's obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

         (a) Each of the representations and warranties of Seller and the Selling Subs contained in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date immediately prior to the Closing, except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such particular date and (ii) where the failure to be so true and correct would not have a Material Adverse Effect;

         (b) The covenants and agreements of Seller and the Selling Subs to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed, except where the failure to so perform would not have a Material Adverse Effect;

         (c) Purchaser shall have received at the Closing a certificate, dated as of the Closing Date and validly executed on behalf of Seller and each Selling Sub by an officer of Seller and each Selling Sub, to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied;

         (d) There shall not have occurred any Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect); and

         (e) Receipt of Form 2530 clearance by Purchaser with respect to all 2530 Entities as set forth in Section 5.19 hereof.

         8.3 Conditions to Seller's and the Selling Subs' Obligation to Close. The obligations of Seller and the Selling Subs to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

         (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date immediately prior to the Closing, except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such particular date and (ii) where the failure to be so true and correct would not have a Material Adverse Effect;

         (b) The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects except where the failure to so perform would not have a Material Adverse Effect; and

         (c) Seller and the Selling Subs shall have received at the Closing a certificate, dated the Closing Date and validly executed on behalf of Purchaser by an officer of Purchaser to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

         8.4 Conditions to Seller's, the Selling Subs' and Purchaser's Obligations to Effect the HUD TPA Closing. The obligations of Seller, the Selling Subs and Purchaser to consummate the transactions contemplated to be consummated at each HUD TPA Closing is subject to satisfaction or waiver of the following conditions on or before each HUD TPA Closing Date:

         (a) No Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the applicable HUD TPA Closing;

         (b)      TPA Approval shall have been obtained; and

         (c) Purchaser shall have received a certificate, dated as of the respective HUD TPA Closing Date and validly executed on behalf of Seller and each Selling Sub by an officer of Seller and each Selling Sub, to the effect that the conditions specified in Section 8.4(a) and Section 8.4(b) have been satisfied.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)      by mutual written consent of Seller and Purchaser;

         (b)      by either Seller or Purchaser, if:

                  (1) the Closing shall not have occurred on or before the date which is six months from the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to any party to this Agreement whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date;

                  (2) the other party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.3(a), as applicable, and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is 60 days from the date that Purchaser or Seller, as applicable, is notified by the other of such breach or failure to perform;

                  (3) any Law, Action or Order becomes effective that purports to permanently restrain, enjoin, prohibit or make illegal the consummation of the transactions contemplated hereby, and such Law, Action or Order is not lifted or revoked within 60 days; or

         (c) by Purchaser, if the Seller Stockholder Approval is required and shall not have been obtained prior to the Outside Date or if Seller takes any of the actions contemplated in Section 5.20(c).

         9.2      Procedure and Effect of Termination; Break-Fee.

         (a)      In the event of the termination of this Agreement pursuant to
Section 9.1, this Agreement, except for the provisions of this Section 9.2 and Sections 5.1(b), 11.2 and 11.4, shall become void and have no effect, without any liability on the part of any party to this Agreement or their respective directors, officers, or stockholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses

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

incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents.

         (b)      In the event of the termination of this Agreement pursuant to
Section 9.1(c), Seller shall pay to Purchaser an amount in cash equal to 3% of the Purchase Price, such payment to be made by wire transfer of immediately available funds to an account specified by Purchaser not later than the third Business Day following receipt by Seller of a demand from Purchaser setting forth the amount of such payment.

         (c) If, within 12 months after the termination of this Agreement pursuant to Section 9.1(c), Seller enters into an agreement with respect to an Acquisition Proposal with any Person (other than Purchaser or its Affiliates) or an Acquisition Proposal is consummated, Seller shall pay to Purchaser, not later than the third Business Day following the date an agreement with respect to an Acquisition Proposal is executed (or, if no agreement is entered into, the date such transaction is consummated), an amount in cash equal to 3% of the Purchase Price (which shall be in addition to the amount paid previously pursuant to Section 9.2(b)), such payment to be made by wire transfer of immediately available funds to an account specified by Purchaser.

                                   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival Periods. Except as otherwise provided in Article VII and this Section 10.1, all representations and warranties contained in this Agreement or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall terminate and cease to be of further force and effect as of the date which is 18 months after the anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.9 shall survive until 60 days after the expiration of all relevant statutes of limitations. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms, or, if no expiration is stated, indefinitely.

         10.2     Indemnification by Seller and each Selling Sub. Subject to
Section 10.5, from and after the Closing Date, Seller and each Selling Sub jointly and severally shall indemnify and hold harmless Purchaser and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from and against any and all Losses, including reasonable attorneys' and other professional fees, resulting from or arising out (a) the failure of any representation or warranty of Seller or the Selling Subs contained in this Agreement to be true and correct as of the date of this Agreement and (other than representations and warranties that speak as of an earlier date) to be true and correct as of the Closing Date as if made on that date; (b) any breach of any covenant of Seller and each Selling Sub contained in this Agreement to the extent that such covenant survives the Closing and a claim therefor is presented to Seller in accordance with this Agreement before such covenant terminates in accordance with this Agreement; or
(c) the acquisition, ownership, formation, sale or operation of any Project Partnership or Investment Entity by or on behalf of any Transferred Entity; provided, however, that neither Seller nor any Selling Sub shall be required to indemnify any Project Partnership, Investment Entity, or any Subsidiaries thereof. In determining the amount of any Loss (but not whether any representation or warranty has been breached) for purposes of the preceding sentence, (i) no effect shall be given to any exception in such representation or warranty relating to materiality or Material Adverse Effect and (ii) Loss shall be calculated after giving effect to any related Tax benefit net of any reserves on the Selected Items Balance Sheet and amounts recovered from third parties, including amount recovered under insurance policies with respect to such Loss, net of any costs to recover such amounts.

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

         10.3 Indemnification by Purchaser and Purchaser Sub. From and after the Closing Date, Purchaser and Purchaser Sub shall each indemnify and hold harmless Seller and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties" and together with Purchaser Indemnified Parties the "Indemnified Parties") from and against any and all Losses, including reasonable attorneys' and other professional fees, resulting from or arising out of (i) any breach of any representation, warranty or covenant of Purchaser contained in this Agreement or
(ii) the preparation or use of the audited financial statements referred to in
Section 5.18. In determining the amount of any Loss (but not whether any representation or warranty has been breached) for purposes of the preceding sentence, (i) no effect shall be given to any exception in such representation or warranty relating to materiality or Material Adverse Effect and (ii) Loss shall be calculated after giving effect to any related Tax benefit net of any reserves on the Selected Items Balance Sheet and amounts recovered from third parties, including amount recovered under insurance policies with respect to such Loss, net of any costs to recover such amounts.

         10.4 Third-Party Claims. If a claim by a third-party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party, shall promptly notify Purchaser, if a Seller Indemnified Party, or Seller, if a Purchaser Indemnified Party (Purchaser or Seller, as the case may be, the "Indemnifying Party"), of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually materially prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be at the expense of the Indemnifying Party). Notwithstanding the foregoing, in no event shall an Indemnifying Party be required to pay the expenses of more than one separate counsel. The Indemnified Party shall not pay or settle any claim without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event, it shall waive any right to indemnity therefor by the Indemnifying Party. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that provides for injunctive or other non-monetary relief affecting such Indemnified Party and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment.

         10.5 Limitations. No indemnity shall be payable to any Indemnified Party under Section 10.2 or Section 10.3 with respect to any claim resulting from any breach of any representation, warranty or covenant unless and until the aggregate of all Losses due from Seller or Purchaser, as applicable exceeds 1% of the Purchase Price, in which event all Losses so due in excess of such 1% of the Purchase Price shall be paid in full by the appropriate Indemnifying Party; provided that the aggregate amount payable by Seller under Section 10.2 or Purchaser under Section 10.3 with respect to claims resulting from any breach of a representation or warranty or covenant shall not exceed 10% of the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any Loss incurred by or asserted by reason of any breach of any representation, warranty or covenant contained herein if the Loss from such breach is less than $75,000. Notwithstanding anything to the contrary contained in this Agreement, the foregoing limitations shall not apply to claims resulting from any failure to be true and correct of the representations and warranties contained in Sections 3.1, 3.2, 3.3 or 3.10. Notwithstanding the preceding sentence, however, the aggregate amount payable by Seller under Section 10.2 with respect to any claims resulting from any breach of Sections 3.1, 3.2, 3.3 or 3.10 shall not, together with any other amounts payable pursuant to Section 10.2, exceed the Purchase Price.

         10.6 Tax Indemnification Matters. Notwithstanding anything to the contrary in this Article X, the above provisions of this Article X shall not apply to tax indemnification matters, which shall instead be governed by Article VII.

         10.7 Mitigation. Each Indemnified Party shall make commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article X. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, neither Seller nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         11.2     Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice of law principles thereof which would result in the application of the laws of a different jurisdiction.

         (b) Seller hereby irrevocably appoints Adam O. Emmerich, at his office at Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided, however, that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in Section 11.5(a).

         (c) Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         (d) Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this
Section 11.2.

         11.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto) together with the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supercedes any prior discussion, negotiation, term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         11.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated hereby are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated herein.

         11.5 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

         (a)      If to Seller or the Selling Subs:

                  Lend Lease Corporation Limited
                  Level 46 Tower Building
                  Australia Square
                  George Street
                  Sydney
                  New South Wales 2000
                  Australia
                  Attention:   Phil Crewes, General Counsel and Secretary
                  Fax No:       011-61-2-9252-2192

                  With a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:   Adam O. Emmerich, Esq.
                               Robin Panovka, Esq.
                  Fax No:      (212) 403-2000

         (b)      If to Parent, Purchaser or Purchaser Sub:

                  Municipal Mortgage & Equity, LLC
                  218 North Charles Street
                  Suite 500
                  Baltimore, Maryland  21201
                  Attention:   Chief Financial Officer and President
                  Fax No:      (410) 727-5387

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
                  With a copy to:

                  Clifford Chance US LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention:   Robert E. King, Jr., Esq.
                               Roger D. Singer, Esq.
                  Fax No:      (212) 878-8375

         11.6 Parent Guarantee. Parent hereby guarantees to Seller the timely performance by Purchaser of all Purchaser's obligations hereunder, including without limitation, the following: (i) Purchaser's obligations with respect to the Guarantees and the Non-Substituted Guarantees, as set forth in
Section 5.10, and (ii) Purchaser's obligation to pay to Seller the amounts due in repayment of the Bridge Loans and Warehousing Line pursuant to Section 5.17.

         11.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement (whether by operation of law or otherwise) without the express prior written consent of each other party hereto, except that (a) Seller and the Selling Subs may assign their benefits under this Agreement to an Affiliate of Seller or the Selling Subs; provided, however, that Seller and the Selling Subs shall remain jointly and severally liable for all of their obligations hereunder; and (b) Purchaser and Purchaser Sub may assign, in their sole discretion, any or all of their rights and interests hereunder to any lender or to any direct or indirect wholly owned Subsidiary of Purchaser or Purchaser Sub; provided, however, that Purchaser and Purchaser Sub shall remain fully liable for all obligations hereunder notwithstanding such assignment(s).

         11.8 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

         11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

         11.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

         11.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                       [SIGNATURES ARE ON THE NEXT PAGE.]

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                   LEND LEASE CORPORATION LIMITED

                                   By: /s/ Robert Tsenin
                                      ------------------------------------------
                                       Name: Robert Tsenin
                                       Title: Finance Director

                                   BFG-GP, INC.

                                   By: /s/ Thomas A. McKean
                                      ------------------------------------------
                                       Name: Thomas A. McKean
                                       Title: Vice President and Assistant Clerk

                                   LEND LEASE (US) SERVICES, INC.

                                   By: /s/ Thomas A. McKean
                                      ------------------------------------------
                                       Name: Thomas A. McKean
                                       Title: Vice President and Secretary

                                   LEND LEASE REAL ESTATE INVESTMENTS, INC.

                                   By: /s/ Thomas A. McKean
                                      ------------------------------------------
                                       Name: Thomas A. McKean
                                       Title: Principal and Secretary

                                   MIDLAND FINANCIAL HOLDINGS, INC.

                                   By: /s/ Michael L. Falcone
                                      ------------------------------------------
                                       Name: Michael L. Falcone
                                       Title: President

                                   MMA FINANCIAL, INC.

                                   By: /s/ Michael L. Falcone
                                      ------------------------------------------
                                       Name: Michael L. Falcone
                                       Title: President

Solely as to Section 11.6:
PARENT:
MUNICIPAL MORTGAGE & EQUITY, LLC

By: /s/ Gary A. Mentesana
   -----------------------------------------
    Name: Gary A. Mentesana
    Title: Senior Vice President